Exhibit 10.2

Deal CUSIP No. 008253AU0

Term Loan CUSIP No. 008253AT3

FOURTH AMENDED AND RESTATED TERM CREDIT AGREEMENT

Dated as of October 25, 2021

among

AFFILIATED MANAGERS GROUP, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Several Lenders

from Time to Time Parties Hereto

and

BOFA SECURITIES, INC.

as Sole Bookrunner and Sole Lead Arranger

i

(continued)

(continued)

(continued)

ANNEX

Annex I	—	Pricing Grid
SCHEDULES

Schedule I	—	Loans and Commitment Percentages
Schedule 4.1	—	Financial Condition
Schedule 4.2	—	Certain Changes
Schedule 4.11	—	Subsidiaries
Schedule 10.2	—	Addresses
EXHIBITS
Exhibit A	—	Form of Note
Exhibit B	—	Form of Borrower Certificate
Exhibit D	—	Form of Assignment and Assumption
Exhibit E	—	Form of Confidentiality Agreement
Exhibit F	—	Terms and Conditions of Subordinated Indebtedness
Exhibit G	—	Form of Compliance Certificate
Exhibit H	—	Form of Borrowing Notice
Exhibit I	—	Form of Conversion/Continuation Notice
Exhibit J	—	Form of Joinder Agreement
Exhibit K	—	Forms of U.S. Tax Compliance Certificates

v

FOURTH AMENDED AND RESTATED TERM CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED TERM CREDIT AGREEMENT, dated as of October 25, 2021, is among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement as lenders (collectively, the “Lenders”), and Bank of America, N.A. (“Bank of America”), as Administrative Agent.

WHEREAS, the Borrower, the Lenders party thereto, and the Administrative Agent have entered into that certain Third Amended and Restated Term Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), dated as of January 18, 2019, pursuant to which the Lenders party thereto made loans to the Borrower; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make certain modifications to the terms of the Existing Credit Agreement and the Administrative Agent and the Lenders have agreed to the requested modifications, all on the terms and conditions set forth herein.

In consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%, and if the ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the ABR is being used as an alternate rate of interest pursuant to Section 3.7 hereof, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loan” means a Loan that bears interest at a rate based upon the ABR.

“Adjusted Consolidated EBITDA” means, for any Computation Period, Consolidated EBITDA for such Computation Period adjusted by giving effect on a pro forma basis to acquisitions and dispositions completed during such Computation Period.

“Administrative Agent” means Bank of America in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Parties” is defined in Section 10.2(d).

“Agreement” means this Fourth Amended and Restated Term Credit Agreement.

“Agreement Currency” is defined in Section 10.19.

“Applicable Law” means, as to any Person, all applicable laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means with respect to Eurodollar Loans and ABR Loans, from time to time, the rate per annum set forth under the headings “Applicable Margin for Eurodollar Loans” and “Applicable Margin for ABR Loans,” respectively, each as set forth on Annex I and determined based upon the Debt Rating.

“Arranger” means BofA Securities, Inc.

“Assignment and Assumption” means an assignment and assumption entered into by (x) a Lender, (y) an Eligible Assignee and (z) any party whose consent is required by Section 10.6(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” is defined in the preamble and includes any successor thereto.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.7(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1) For purposes of Section 3.7(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2) For purposes of Section 3.7(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0%, the Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification” means a certification, on the form provided by a Lender, in form and substance satisfactory to the Borrower, as to beneficial ownership of the Borrower, as required by the Beneficial Ownership Regulation and delivered by the Borrower upon any request by a Lender to the extent required hereunder.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Book Runner” means BofA Securities, Inc., in its capacity as book runner.

“Borrower” is defined in the preamble and includes any successor thereto.

“Borrower Materials” is defined in Section 6.2.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Notice” means a notice of a Borrowing, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to the determination of the Eurodollar Rate, means any such day that is also a London Banking Day.

“Capital Securities” means the “Preferred Securities” issued in connection with (and as defined in) the Capital Trust Indentures.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capital Trust II” means AMG Capital Trust II, a special purpose Delaware statutory trust established by the Borrower, of which the Borrower holds all of the common securities and other securities having the power to vote generally.

“Capital Trust II Indenture” means the Indenture dated October 17, 2007 between the Borrower and U.S. Bank National Association, successor in interest to Bank of America, N.A., successor by merger to LaSalle Bank National Association, as Debenture Trustee.

“Capital Trust Indentures” means, collectively, the Capital Trust II Indenture and any indentures issued in exchange for the foregoing or in addition to the foregoing so long as such indentures have economic terms consistent with and substantially similar to, the terms contained in the foregoing indenture.

“Capital Trusts” means, collectively, Capital Trust II and other similar special purpose vehicles established by the Borrower, of which the Borrower holds all of the common securities and other securities having the power to vote generally, which special purpose vehicle issues Capital Securities.

“Cash Equivalent” means, at any time, (a) any evidence of indebtedness, maturing not more than one (1) year after such time, issued or guaranteed by the United States or any agency thereof, (b) commercial paper, maturing not more than one (1) year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-1 or A-2 by S&P or P-1 or P-2 by Moody’s (or carrying an equivalent rating by an internationally-recognized rating agency), (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight federal funds transactions or money market deposit accounts that are issued or sold by, or maintained with, a commercial bank or financial institution incorporated under the laws of the United States, any state thereof or the District of Columbia which is rated at least A-1 or A-2 by S&P or P-l or P-2 by Moody’s (or carrying an equivalent rating by an internationally-recognized rating agency), (d) any repurchase agreement entered into with a commercial bank or financial institution meeting the requirements of clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial bank or financial institution thereunder, (e) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank or financial institution meeting the requirements of clause (c) above, (f) any short-term (or readily marketable or immediately redeemable) investment in a structured investment vehicle, structured investment deposit or similar instrument with a financial strength rating of A by S&P or Moody’s, (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition, or (h) instruments equivalent to those referred to in any of clauses (a) through (g) above that are comparable in credit quality and tenor to that referenced in the applicable clause and are customarily used by corporations similar to the Borrower for cash management purposes outside the United States.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Capital Stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.1 shall be satisfied or waived in accordance with Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Commitment Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by the principal amount of such Lender’s Loans (after giving effect to any Incremental Loans made or to be made with respect to any Incremental Commitment of such Lender) at such time. The Commitment Percentage of each Lender in respect of the Facility as of the Closing Date is set forth opposite the name of such Lender on Schedule I to this Agreement or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Computation Period” means each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, for any period, the amount of interest expense (controlling interest) of the Borrower and its Subsidiaries payable in cash on a consolidated basis for such period.

“Consolidated EBITDA” means for any period the consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period, the amount of interest expense (controlling interest) of the Borrower and its Subsidiaries on a consolidated basis for such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Eurodollar Loans pursuant to Section 3.3, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” means, as of any date of determination, the ratings by the Rating Agencies of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (or other similar corporate rating acceptable to the Administrative Agent); provided that (a) (i) if the Borrower does not have any such rating issued by a Rating Agency, the Debt Rating applicable to Pricing Level 5 in the pricing grid attached as Annex I shall apply, (ii) if the Borrower shall have a rating for such debt issued by only one Rating Agency, then the Debt Rating shall be the rating issued by such Rating Agency, (iii) if the Borrower shall have ratings for such debt issued by only two of the three Rating Agencies, then the Debt Rating shall be determined by reference to each such rating in the manner set forth in clause (b) below and (iv) if the Borrower shall have ratings for such debt issued by each such Rating Agency, then the Debt Rating shall be determined by reference to the highest two ratings issued by such Rating Agencies in the manner set forth in clause (b) below, and (b) in the event that clauses (a)(iii) and (a)(iv) above apply, the Debt Rating shall be the ratings issued by the applicable Rating Agencies; provided that (i) if the respective ratings issued by the applicable Rating Agencies differ by one Pricing Level in the pricing grid attached as Annex I, then the Debt Rating applicable to the Pricing Level for the higher of such two ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest) and (ii) if there is a split in the respective ratings issued by the applicable Rating Agencies of more than one Pricing Level, then the Debt Rating applicable to the Pricing Level that is one Level higher than the Pricing Level of the lower rating shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” means (a) except as provided in clause (b) below, an interest rate equal to (i) the ABR plus (ii) the Applicable Margin, if any, applicable to ABR Loans plus (iii) 2% per annum; and (b) with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to (i) the Eurodollar Rate applicable to such Loan plus (ii) the Applicable Margin applicable to Eurodollar Loans plus (iii) 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 3.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states in good faith that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Indebtedness” is defined in paragraph (f) of the definition of “Total Indebtedness”.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Dollars”, “USD” and “$” mean the lawful currency of the United States.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1) a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.7(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means, for any Person for any period, the amount equal to the sum of (without duplication) its (a) net income (controlling interest) plus (b) to the extent deducted in determining its net income (controlling interest), (i) taxes, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) intangible amortization expense and non-cash asset impairment expense, (v) Non-Cash Based Compensation Costs, (vi) other non-cash charges, (vii) contingent payment arrangement expenses, and (viii) unusual or otherwise non-recurring charges and losses, minus (c) to the extent included in determining its net income (controlling interest), (i) gains related to contingent payment arrangements, (ii) unusual or otherwise non-recurring gains, and (iii) non-cash gains.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Law” means any federal, state, local or foreign statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction relating to pollution or the protection of the environment or the release of any material into the environment, including any of the foregoing related to hazardous substances or wastes, air emissions or discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 412 and 430 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the failure by Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate with respect to a Pension Plan or Multiemployer Plan.

“ESG Adjustments” has the meaning specified in Section 3.16(a).

“ESG Amendment” has the meaning specified in Section 3.16(a).

“ESG Pricing Provisions” has the meaning specified in Section 3.16(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to any Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided by ICE Benchmark Administration; collectively, such administrator, the “LIBOR Administrator”)) for a period equal in length to such Interest Period (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time (collectively, the “LIBOR Source”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any rate calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing on that day;

provided, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, and if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Base Rate” shall be subject to Section 3.7.

“Eurodollar Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits with a term of one month commencing that day; and

(c) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” means any of the events specified in Section 8.1.

“Excluded Intercompany Indebtedness” means, (i) Indebtedness owed by the Borrower or any Subsidiary to a Wholly-Owned Subsidiary or the Borrower and (ii) up to an aggregate amount of $100,000,000 of Indebtedness owed by the Borrower or any Subsidiary to any Subsidiary that is not a Wholly-Owned Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Incremental Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Incremental Commitment (other than pursuant to an assignment request by the Borrower under Section 3.14) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to Section 3.11(b)(ii), (b)(iii) or (d), amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” is defined in the preamble.

“Facility” means, at any time, the aggregate principal amount of the Loans (including Incremental Loans) of all Lenders outstanding at such time. As of the Closing Date, the Facility is $350,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Statements” is defined in Section 4.1.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” means Fitch, Inc., doing business as Fitch Ratings.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funds” means the collective reference to all Investment Companies and other investment accounts or funds (in whatever form and whether personal or corporate) for which any Subsidiary provides advisory, management or administrative services.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in any such case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Loans” is defined in Section 3.7.

“Increase Effective Date” is defined in Section 2.3(c).

“Increasing Lender” is defined in Section 2.3(b).

“Incremental Commitment” shall mean any Increasing Lender’s commitment to make any Incremental Loans pursuant to Section 2.3.

“Incremental Loans” shall mean, with respect to each Increasing Lender, any incremental loan made by such Increasing Lender pursuant to Section 2.3 in accordance with its Incremental Commitment.

“Indebtedness” means, as to any Person at any date and without duplication, all of the following, whether or not included as Indebtedness or liabilities in accordance with GAAP: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, bank guarantees, surety bonds or similar facilities issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (the amount of any such non-recourse Indebtedness at any time to be deemed to be an amount equal to the lesser of (x) the fair market value of the property subject to such Lien and (y) the face amount of such Indebtedness), (f) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations (valued, at such date, in accordance with the Borrower’s customary practices, as approved by its independent certified public accountants), (g) all Guarantee Obligations of such Person in respect of any Indebtedness (as defined above) of any other Person, and (h) all Indebtedness (as defined above) of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

For purposes of the foregoing definition (including for purposes of Section 7.1, Section 7.2 and Section 7.3(h)), (A) with regard to a Subsidiary, the term “Indebtedness” shall include only a percentage of Indebtedness incurred by such Subsidiary equal to the percentage of the Borrower’s direct and indirect ownership interest in such Subsidiary and (B) with regard to the Borrower or any Subsidiary, the term “Indebtedness” shall include, after any reduction in accordance with the foregoing clause (A), only a percentage of Indebtedness incurred by the Borrower or such Subsidiary and owed to another Subsidiary that is not a Wholly-Owned Subsidiary equal to the percentage of the minority interest not owned, directly or indirectly, by the Borrower. For the avoidance of doubt, the term “Indebtedness” shall not include (i) Synthetic Lease Obligations, (ii) any Guarantee Obligations in respect of Synthetic Lease Obligations, or (iii) any liabilities secured by any Lien in connection with Synthetic Lease Obligations.

The term “Indebtedness” shall not include contingent obligations to make payments under affiliate equity interest purchases, put or call rights, or operating agreements entered into in the ordinary course of business, consistent with past practices of the Borrower and its Subsidiaries, unless (A) such payment has become due and payable and (B) any of (x) such payment is secured by any Lien on assets of the Borrower, (y) such payment is to be made by a Subsidiary, or (z) such payment is not made within five (5) Business Days of when due.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 10.5(b).

“Interest Payment Date” means (a) as to any ABR Loan, (i) the last Business Day of each March, June, September and December and (ii) the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8.1), (b) as to any Eurodollar Loan, (i) the last day of each Interest Period therefor, (ii) if any Interest Period is longer than three (3) months, each three-month anniversary of the first day of such Interest Period, (iii) the date of any prepayment thereof and (iv) the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8.1).

“Interest Period” means, with respect to any Eurodollar Loan:

(i) initially, the period commencing on the Borrowing Date with respect to such Eurodollar Loan or on the date on which an ABR Loan is converted into a Eurodollar Loan and ending one, three or six months thereafter, in each case, subject to availability (or such other period as is requested by the Borrower and consented to by all Lenders and the Administrative Agent), as selected by the Borrower in its Borrowing Notice or Conversion/Continuation Notice, as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter, in each case, subject to availability (or such other period as is requested by the Borrower that is twelve months or less and consented to by all Lenders and the Administrative Agent), as selected by the Borrower in its Conversion/Continuation Notice given with respect thereto;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) the Borrower may not select any Interest Period that would extend beyond the scheduled Termination Date; and

(3) unless otherwise agreed by the Borrower, all Lenders and the Administrative Agent, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the appropriate subsequent calendar month.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company” means an “investment company” as such term is defined in the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Firm” means any Subsidiary or other Person engaged, directly or indirectly, primarily in the business of providing investment advisory, management, distribution or administrative services to Funds (or investment accounts or funds which will be included as Funds after the Borrower acquires a direct or indirect interest in such other Person) and in which the Borrower, directly or indirectly, has purchased or otherwise acquired, or has entered into an agreement to purchase or otherwise acquire, Capital Stock or other interests entitling the Borrower, directly or indirectly, to a share of five percent (5.00%) or more of the revenues, earnings or value thereof.

“Joinder Agreement” is defined in Section 2.3(b).

“Judgment Currency” is defined in Section 10.19.

“Junior Subordinated Debentures” means (a) the 5.15% Junior Subordinated Convertible Debentures due October 15, 2037 issued by the Borrower to the Capital Trust II in exchange for the proceeds of the issuance of the Capital Securities and certain related common trust securities and (b) any debentures issued in exchange for the foregoing or in addition to the foregoing so long as such debentures have economic terms consistent with and substantially similar to, the terms contained in the foregoing debentures.

“KPIs” has the meaning specified in Section 3.18(a).

“Lenders” is defined in the preamble.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Leverage Ratio” means, as of any date, the ratio of (a) the remainder of Total Indebtedness minus all (but not more than $350,000,000) consolidated unrestricted cash and Cash Equivalents of the Borrower (which cash and Cash Equivalents shall not, for the avoidance of doubt, include the proceeds of any Designated Indebtedness), in each case as of such date, to (b) Adjusted Consolidated EBITDA for the Computation Period ending on (or, if such date is not the last day of a Computation Period, most recently prior to) such date.

“Leverage Ratio Increase Election” has the meaning specified in Section 7.1(b).

“Leverage Ratio Increase Period” has the meaning specified in Section 7.1(b).

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease or synthetic lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement and any Notes.

“Loans” means an advance made by any Lender under the Facility.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Acquisition” means an acquisition, merger, consolidation or amalgamation that, when taken together with all other acquisitions, mergers, consolidations or amalgamations that have closed in the preceding six-month period, involves consideration consisting of a purchase price payable in cash plus a principal amount of Indebtedness assumed in connection with such acquisition, merger, consolidation or amalgamation in an aggregate amount equal to at least $500,000,000. For the avoidance of doubt, the aggregate consideration relating to each acquisition, merger, consolidation or amalgamation during any applicable preceding six-month period shall be calculated consistent with this definition.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its payment obligations under any Loan Document to which it is a party or (c) the validity or enforceability against the Borrower of any Loan Document to which it is a party or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Subsidiary” means, at any time, Subsidiaries of the Borrower which, together with their respective Subsidiaries, individually or in the aggregate, (a) contribute at least ten percent (10%) of the Consolidated EBITDA of the Borrower and its Subsidiaries for the Computation Period most recently ended or (b) constitute at least ten percent (10%) of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan that has two or more contributing sponsors (at least one of whom is the Borrower or an ERISA Affiliate) at least two of whom are not under common control, as such a Pension Plan described in Section 4064 of ERISA.

“Non-Cash Based Compensation Costs” means for any period, the amount of non-cash expense or costs computed under ASC 718 and related interpretations, which relate to the issuance of interests in the Borrower, any Subsidiary or any Investment Firm.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” is defined in Section 2.6(e).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, or any other document made, delivered or given in connection therewith, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Credit Agreement” means the Term Credit Agreement, dated as of March 8, 2018, by and among the Borrower, the Administrative Agent, and the lenders party thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Rate Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.7(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, or other transfer (other than an assignment made pursuant to Section 3.14(a)(i) or (ii)).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant Register” is defined in Section 10.6(d).

“Participants” is defined in Section 10.6(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding any Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding any Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” is defined in Section 6.2.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” is defined in Section 6.2.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Rating Agencies” means S&P, Moody’s and Fitch.

“Recipient” means the Administrative Agent, any Lender or the Arranger.

“Register” is defined in Section 10.6(c).

“Regulation U” means Regulation U of the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, service providers, and representatives of such Person and of such Person’s Affiliates.

“Released Party” has the meaning set forth in Section 10.5(d).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, Lenders with Commitment Percentages aggregating more than 50%, disregarding the Commitment Percentage of any Defaulting Lender.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning as defined in Section 3.8(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means each of the chief executive officer, the president, the chief financial officer, the general counsel, the chief administrative officer, the secretary, any managing director, any executive vice president, any senior vice president or any vice president of the Borrower or, with respect to any certifications provided pursuant to Section 6.1(b) or Section 6.2(a), the chief executive officer, the president, the chief financial officer, any managing director, any executive vice president, any senior vice president with financial responsibilities or treasurer of the Borrower, in each case acting singly, and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.7(c).

“Securities Acts” means the Securities Act of 1933 and the Securities Exchange Act of 1934.

“Shareholder Asset Sale” means any transfer of the Capital Stock of any Investment Firm or any Subsidiary to (x) one or more partners, officers, directors, shareholders, employees or members (or any entity owned or controlled by one or more of such Persons) of an Investment Firm which is a Subsidiary or in which the Borrower or a Subsidiary has an ownership interest or (y) any Person that shall become a partner, officer, director, shareholder, employee or member (or any entity owned or controlled by one or more of such Persons) of any such Investment Firm or Subsidiary upon the consummation of such transfer; provided that (a) any such transfer is entered into in the ordinary course of business pursuant to the buy/sell arrangements of affiliate equity interests entered into in the ordinary course of business, consistent with past practices of the Borrower and (b) with respect to any transfer of Capital Stock of a Subsidiary, (i) if prior to such event the Borrower owned, directly or indirectly, in excess of 50% of the Capital Stock of such Subsidiary, then after such event the Borrower shall continue to own, directly or indirectly, in excess of a 50% ownership interest in such Subsidiary, or (ii) if prior to such event the Borrower (whether directly or through a Wholly-Owned Subsidiary) was the managing member or general partner (or a Person with similar rights and obligations) of such Subsidiary, the Borrower (whether directly or through a Wholly-Owned Subsidiary) shall continue to be the managing member or general partner (or a Person with similar rights and obligations) of such Subsidiary.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“SOFR Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.7(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.

“Subordinated Payment Obligation” means any unsecured note evidencing Indebtedness or other obligations issued to a seller in connection with an acquisition of an ownership interest in an Investment Firm or in connection with an increase of the Borrower’s direct or indirect ownership interest in an Investment Firm, in each case as permitted hereunder, (i) for which the Borrower is directly, primarily or contingently liable, (ii) the payment of the principal of and interest on which and other obligations of the Borrower in respect of which are subordinated to the prior payment in full of the principal of and interest (including post-petition interest whether or not allowed as a claim in any proceeding) on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders hereunder, and (iii) which has (or is subject to) terms and conditions that are generally consistent with the terms and conditions of subordination set forth in Exhibit F (with any variation to such terms and conditions that is adverse to the Lenders being subject to approval by the Administrative Agent) or otherwise satisfactory in form and substance to the Required Lenders.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, however, that in no event shall a Fund constitute a “Subsidiary”. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning set forth in Section 3.17(b)(iii).

“Sustainability Coordinator” means BofA Securities, Inc., in its capacity as the sustainability coordinator for the purposes specified in Section 3.19.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means October 23, 2026.

“Total Indebtedness” means, at any time, the sum of the aggregate principal amount (including capitalized interest) of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis (including the Loans and purchase money obligations); provided that Total Indebtedness shall not include:

(a) Subordinated Payment Obligations;

(b) net obligations under interest rate, commodity, foreign currency or financial market swaps, options, futures and other hedging obligations and any guarantees thereof;

(c) 80% of the Junior Subordinated Debentures;

(d) to the extent the underlying instruments remain undrawn or to the extent of the amount of cash collateral provided therefor, obligations in respect of amounts under outstanding letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar arrangements;

(e) Indebtedness of entities in which the Borrower or any Subsidiary of the Borrower owns a minority interest so long as neither the Borrower nor any Subsidiary of the Borrower has guaranteed or otherwise become liable for such Indebtedness; and

(f) Indebtedness (“Designated Indebtedness”) (limited to the portion thereof which would otherwise be included within Total Indebtedness and limited to the time periods set forth below) which is incurred by the Borrower for the purpose (as communicated to the Administrative Agent) of: (i) redeeming, repaying, repurchasing, retiring or otherwise refinancing other Indebtedness of the Borrower which is stated to mature or become callable within twelve (12) months after the incurrence of such Designated Indebtedness (or equity in any Capital Trust that holds Junior Subordinated Debentures issued by the Borrower to such Capital Trust, which equity is stated to mature or become callable within twelve (12) months after the incurrence of such Designated Indebtedness); (ii) purchasing (by tender or other arrangements) other Indebtedness (or equity in any Capital Trust that holds Junior Subordinated Debentures issued by the Borrower to such Capital Trust) of the Borrower within six (6) months of the incurrence of such Designated Indebtedness; or (iii) financing a portion of the purchase price for a publicly announced acquisition for which a binding acquisition agreement has been entered into and which is reasonably expected to occur within the next six (6) months, so long as: (A) in each case, (1) the proceeds thereof are maintained in escrow with the Administrative Agent or an affiliate of the Arranger (pursuant to escrow arrangements reasonably satisfactory to the Administrative Agent) and (2) such proceeds would only be released from such escrow to be applied to such redemption, repayment, repurchase, retirement, refinancing, purchase, or acquisition (or, in the event such transaction is not consummated, to repay such Designated Indebtedness), and (B) in the case of any such Designated Indebtedness related to an acquisition, (1) such Designated Indebtedness may be prepaid by the Borrower in the event the acquisition is not consummated and (2) such Designated Indebtedness shall only be so excluded until the earliest to occur of (x) six (6) months after the incurrence thereof, (y) the date on which such acquisition is consummated, or (z) fifteen (15) days after it is determined that such acquisition shall not be consummated.

“Tranche” means the collective reference to Eurodollar Loans having Interest Periods that began or will begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” is defined in Section 2.10(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 3.11(f)(ii)(B)(III).

“Wholly-Owned Subsidiary” means any Subsidiary all of the Capital Stock of which is owned, directly or indirectly, by the Borrower; provided that any Subsidiary shall be deemed a Wholly-Owned Subsidiary if at least 90% of the Capital Stock of such Subsidiary is owned, directly or indirectly, by the Borrower and any other Capital Stock of such Subsidiary is owned by the current or former management of the Borrower.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional and Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b) When used with reference to a period of time, the word “from” means “from and including” and the word “to” means “to but excluding”.

(c) The term “including” is not limiting and means “including but not limited to.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions and rules consolidating, amending, replacing, supplementing or interpreting such statute or regulation; and (iii) references to “fiscal year” and “fiscal quarter” mean the relevant fiscal period of the Borrower.

(e) Section, subsection, clause, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(g) Any reference in Section 7.4 or Section 7.5, as applicable, to a merger, consolidation, amalgamation, assignment, sale, disposition, transfer, or conveyance shall be deemed to apply to a Division/Series Transaction (as defined herein), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition, transfer, or conveyance, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). “Division/Series Transaction” means (i) with respect to any Subsidiary that is a limited liability company organized under the laws of the State of Delaware, that such Person (a) divides into two or more Persons (whether or not such Subsidiary survives such division) or (b) creates or reorganizes into one or more series, in each case, as contemplated under the laws of the State of Delaware and (ii) any similar or analogous transaction under other Applicable Law.

1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2021 and the related unaudited consolidated statements of income and of cash flows for the fiscal quarter ended on such date, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or other requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or other requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases (whether entered into before or after the Closing Date) shall continue to be classified and accounted for in the manner and on a basis consistent with that reflected in the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2021 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.4 Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definitions of “Daily Simple SOFR”, “Term SOFR”, or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.

1.5 U.S. Dollar Currency. All Loans and payments under this Agreement shall be in Dollars.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2.

AMOUNT AND TERMS OF LOANS

2.1 Loans.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to maintain its Loans previously made to the Borrower as in effect on the Closing Date. The outstanding principal amount of Loans owing to each Lender on the Closing Date is set forth opposite the name of such Lender on Schedule I to this Agreement. Amounts borrowed and repaid may not be reborrowed. No Lender has any obligation to make any additional Loans.

(b) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

2.2 Procedure for Borrowing Loans.

(a) The Borrower may borrow additional Loans on each applicable Increase Effective Date; provided that the Borrower shall give irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Notice, provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Notice. Each such Borrowing Notice must be received by the Administrative Agent (1) prior to 11:00 a.m. three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans or (2) prior to 12:00 p.m. on the requested Borrowing Date, if all of the requested Loans are to be initially ABR Loans; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing of Eurodollar Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m. three (3) Business Days before the requested date of such Borrowing of Eurodollar Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing Notice shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the Borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the Borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods for such Eurodollar Loans. Each Borrowing of ABR Loans shall be in an amount equal to $1,000,000 or a higher integral multiple of $100,000, and each Borrowing of Eurodollar Loans shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. In the case of any Incremental Loans to be made after the Closing Date, each applicable Increasing Lender will make the amount of its applicable Incremental Commitment of the Incremental Loans to be made on the relevant Increase Effective Date available to the Administrative Agent in Same Day Funds for the account of the Borrower at the Administrative Agent’s Office prior to 1:00 p.m. Such Borrowing will then be made available to the Borrower by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower. The failure of any Lender to make a Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation to make available its share of such Borrowing.

(b) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(c) Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option will not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

2.3 Increase of Facility. (a) From and after the Closing Date, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Facility; provided that the aggregate amount of the Facility after giving effect to any increases pursuant to this Section 2.3 shall not exceed the Facility in effect on the date hereof plus $75,000,000.

(b) Each increase in the Facility pursuant to Section 2.3(a) may be provided by the Lenders or Eligible Assignees designated by the Borrower that are willing to provide such increase (together with any existing Lender participating in any such increase, each, an “Increasing Lender”) and to become Lenders pursuant to a joinder agreement substantially in form of Exhibit J (a “Joinder Agreement”), pursuant to which such Increasing Lender shall become a party to this Agreement; provided that any such increases shall be in a minimum amount of $10,000,000 or a higher integral multiple of $1,000,000. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to participate in any such increase in the Facility.

(c) If the Facility is increased in accordance with this Section 2.3, the Administrative Agent and the Borrower shall determine (i) the effective date (the “Increase Effective Date”) and (ii) the final allocation of such increase and Schedule I attached hereto shall be automatically updated to reflect the same. The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) As a condition precedent to such increase, (i) no Default or Event of Default shall exist and (ii) the Borrower shall (1) deliver to the Administrative Agent (A) a Joinder Agreement executed by the Borrower and the applicable Lender(s), and (B) a certificate dated as of the Increase Effective Date (in sufficient copies for each applicable Lender) signed by a Responsible Officer (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase no Default or Event of Default exists, (2) (x) upon the reasonable request of any applicable Lender made at least 5 Business Days prior to the Increase Effective Date, provide to such Lender the documentation and other information so requested in order to comply with its obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation deliver, to each Lender that so requests at least 5 Business Days prior to the Increase Effective Date, a Beneficial Ownership Certification, and (3) pay any fees to the applicable Persons. On the applicable Increase Effective Date, the Facility shall be increased (and the Commitment Percentages adjusted) accordingly and each Increasing Lender shall make Incremental Loans to the Borrower in an amount equal to the Incremental Commitment offered by (or, if applicable, allocated to) such Increasing Lender.

(e) Any increase in the Facility shall be made on the same terms (including interest terms, payment terms and maturity terms), and shall be subject to the same conditions as existing Loans (it being understood that customary arrangement or commitment fees payable to one or more arrangers or Increasing Lenders, as the case may be, may be different from those paid in respect of the Loans made by the Lenders (as in effect on the Closing Date) or with respect to any other Increasing Lender in connection with any other increase in the Facility pursuant to this Section 2.3). This Section 2.3 shall supersede any provisions in Section 3.8 or 10.1 to the contrary.

2.4 [Intentionally Omitted].

2.5 Reduction of Commitments.

(a) [Intentionally omitted].

(b) The aggregate Incremental Commitments shall be automatically and permanently reduced to zero on the Increase Effective Date applicable thereto upon the making of such Incremental Loans, such that no additional Loans in respect thereof will be made after such date.

2.6 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8.1) and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 10.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount and Type of each Loan made hereunder and each Interest Period for each Eurodollar Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Section 2.6, the Borrower, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement pursuant to the terms of Section 10.6(c).

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will sign and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

2.7 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.5(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.5(c).

SECTION 3.

GENERAL PROVISIONS APPLICABLE TO THE LOANS

3.1 Optional Prepayments. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Loans, and (B) on the date of prepayment of ABR Loans; (ii) any prepayment of Eurodollar Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of ABR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Commitment Percentage of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (unless such notice expressly conditions such prepayment upon consummation of a refinancing transaction, disposition or other transaction which is contemplated to result in prepayment of the Loans, in which event such notice may be revocable or conditioned upon such consummation). Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.12. Subject to Section 3.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Commitment Percentages.

3.2 [Intentionally Omitted].

3.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert (i) Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto and (ii) ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice, in each case of clauses (i) and (ii), which notice may be given by (A) telephone or (B) a Conversion/Continuation Notice, provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Conversion/Continuation Notice.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent (which notice may be given by (i) telephone or (ii) a Conversion/Continuation Notice, provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Conversion/Continuation Notice), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan. Each such Conversion/Continuation Notice must be received by the Administrative Agent not later than three (3) Business Days prior to the requested date of any continuation of Eurodollar Loans.

(c) Any such Conversion/Continuation Notice converting Loans to or continuing Loans as Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans as described in this subsection. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted or continued as provided herein; provided that (x) no Loan may be converted into or continued as a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion or continuation is not appropriate, and in such event such Eurodollar Loans may be converted to ABR Loans on the last day of the then current Interest Period with respect thereto, (y) if the Borrower fails to give such notice with respect to a Eurodollar Loan or if such conversion or continuation is not permitted, then such Eurodollar Loan shall be automatically converted to an ABR Loan on the last day of such then expiring Interest Period and (z) if the Borrower gives a notice of continuation but fails to specify the applicable Interest Period, then the Borrower shall be deemed to have requested a one-month Interest Period.

3.4 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a higher integral multiple of $1,000,000. In no event shall there be more than ten (10) Tranches of Eurodollar Loans outstanding at any time.

3.5 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If any amount payable by the Borrower under any Loan Document is not paid when due (after any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws. Furthermore, at any time an Event of Default under Sections 8.1(a) or (f) exists, the Borrower shall pay interest on the Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 3.5(c) shall be payable from time to time on demand.

3.6 Computation of Interest and Fees.

(a) Interest based on the ABR (including the ABR determined by reference to the Eurodollar Rate) shall be calculated on the basis of a year of 365 (or, if applicable, 366) days and for the actual number of days elapsed. All other interest and all fees shall be calculated on the basis of a year of 360 days and for the actual number of days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in the ABR.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

3.7 Inability to Determine Interest Rate.

(a) If, prior to the commencement of any Interest Period for a Loan, (i)(A) the Administrative Agent determines that deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Loan, or (B) subject to the terms set forth in Section 3.7(c), adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed ABR Loan (in each case with respect to this clause (i) “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan will not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exists, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the ABR, the utilization of the Eurodollar Rate component in determining the ABR shall be suspended. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans in the affected currency or currencies (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for ABR Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.7(a), the Borrower and the Administrative Agent shall negotiate in good faith to establish an alternative interest rate for the Impacted Loans, giving due consideration to the then-prevailing market convention (if any) for determining such interest rates, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of Section 3.7(a), (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof. If the Administrative Agent has made the determination described in clause (i) of Section 3.7(a) and either of the events described in clause (2) or (3) of this Section 3.7(b) occur, the Borrower and the Administrative Agent shall negotiate in good faith to establish a second alternative interest rate for the Impacted Loans giving due consideration to the then-prevailing market convention (if any) for determining such interest rates.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

(i) On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month Dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of Dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments with respect to Eurodollar Loans will be payable on a quarterly basis;

(ii)

(X) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.

(Y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document,

(iii) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR

(iv) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.7(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.7(c).

(vi) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

3.8 Pro Rata Treatment and Payments.

(a) Except as provided in Sections 2.3 and 3.8(d), the Borrowing of Incremental Loans by the Borrower from the applicable Increasing Lenders shall be made pro rata according to the respective Incremental Commitments of such Increasing Lenders. Subject to Sections 2.3 and 3.8(d) or otherwise as expressly provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 noon on the due date thereof (and funds received after that time shall be deemed to have been received on the next succeeding Business Day). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt (and if such payment is received prior to 12:00 noon on the same day) in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) The provisions of Section 3.8(a) shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application and reallocation of funds arising from the existence of a Defaulting Lender as set forth in Section 3.15).

3.9 Illegality. If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank eurodollar market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to make or continue to make Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the ABR, the interest rate on the ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on the ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with such amounts, if any, as may be required pursuant to Section 3.12.

3.10 Requirements of Law; Reserves on Eurodollar Loans.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets of or held by, deposits or other liabilities in or for the account of, advances, loans or other credit extended by or participated in, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender in good faith deems to be material, of agreeing to make or maintain, or of making, converting into, continuing or maintaining, any Loan the interest on which is determined by reference to the Eurodollar Rate or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly (and in any event within ten (10) days after receipt of a certificate in accordance with Section 3.10(c)) pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender in good faith to be material, then the Borrower shall promptly (and in any event within ten (10) days after receipt of a certificate in accordance with Section 3.10(c)), pay to such Lender such additional amount or amounts as will fairly compensate such Lender for such reduction in the return on capital.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.10, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that no additional amount shall be payable under this Section 3.10 for a period longer than nine (9) months prior to such notice to the Borrower. A certificate as to any additional amounts payable pursuant to this Section 3.10 submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 3.10 shall survive for a period of one year after the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder. In determining whether to make a claim, and calculating the amount of compensation, under this Section 3.10, each Lender shall apply standards that are not inconsistent with those generally applied by such Lender in similar circumstances.

It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Requirements of Law relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for all purposes of this Agreement, be deemed to be adopted subsequent to the Closing Date.

(d) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.10 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.11 Taxes.

(a) Defined Terms. For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes; Payment of Other Taxes by Borrower; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding required by the Code or Applicable Law.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Borrower or the Administrative Agent shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.11) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any Applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.11) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above and without duplication of other amounts payable by the Borrower under this Section 3.11, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnifications.

(i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that a Lender’s provision of any information that, at the time such information is being provided, is required by any U.S. federal income tax withholding form that such Lender is otherwise required to complete pursuant to this Section 3.11(f), shall not be considered prejudicial to the position of such Lender). For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9 certifying that such beneficial owner is exempt from U.S. federal backup withholding tax, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.11 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.11, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Additional Amounts. If the Administrative Agent or any Lender becomes entitled to claim any additional amounts from the Borrower pursuant to this Section 3.11, it shall promptly notify the Borrower (with, in the case of a Lender, a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that additional amounts shall only be payable by the Borrower under this Section 3.11 if the Borrower receives written notice from a Lender or the Administrative Agent within nine (9) months of the Administrative Agent or such Lender first having knowledge of such additional amounts; provided, however, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.

(i) Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender the termination of this Agreement and the repayment, satisfaction or discharge of the Loans and all other amounts payable hereunder.

3.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a Borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnity shall be limited to an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so prepaid, borrowed, converted or continued, for the period from the date of such prepayment or of such failure to prepay, borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.13 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under Section 3.10, or requires the Borrower to pay any Indemnified Taxes, or if any adoption or change of the type described in Section 3.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy of general applicability and legal and regulatory restrictions and so long as such efforts would not be unreasonably disadvantageous to it, as determined in its reasonable sole discretion) to designate a different Lending Office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 3.10 or 3.11, or would eliminate or reduce the effect of any adoption or change described in Section 3.9.

3.14 Replacement of Lenders.

(a) If any Lender (i) makes any demand for payment under Section 3.10 or requires the Borrower to pay any Indemnified Taxes, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.13, (ii) becomes subject to an event described in Section 3.9 and such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.13, (iii) does not consent to a proposed amendment or supplement to, or waiver of or other modification of, this Agreement that (A) requires the approval of all Lenders (or all affected Lenders) and (B) has been approved by the Required Lenders, or (iv) (A) has notified the Borrower and the Administrative Agent that such Lender has made the determination described in Section 3.7(b)(3) and (B) the Borrower and Administrative Agent, on behalf of such Lender, have not agreed on an alternative rate of interest (or a second alternative rate of interest) after negotiating in good faith, or (v) is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.10 and 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(1) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(b)(iv);

(2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(3) in the case of any such assignment resulting from a demand for payment under Section 3.10 or 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(4) the Borrower may not require any Lender to make such assignment pursuant to clause (iii) above unless (I) all other Lenders that did not consent to the relevant amendment, supplement, waiver or modification are concurrently required to assign all of their interests, rights and obligations hereunder and (II) all such applicable Eligible Assignees shall have consented to the relevant amendment, supplement, waiver or modification; and

(5) such assignment does not conflict with Applicable Laws.

(b) A Lender shall not be required to make any assignment and delegation pursuant to this Section 3.14 if, prior thereto (as a result of a waiver by such Lender or otherwise), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Each party hereto agrees that (a) an assignment required pursuant to this Section 3.14 may be effected pursuant to an Assignment and Assumption executed by the Borrower (to the extent required by Section 10.6), the Administrative Agent and the assignee and (b) notwithstanding anything in this Agreement to the contrary, the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such additional documents necessary pursuant to any Requirement of Law to evidence such assignment if reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to, or any statement, representation, warranty, promise or undertaking whatsoever by, the parties thereto.

3.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.16 ESG Amendment.

(a) After the Closing Date, the Borrower, at its option, and in consultation with the Sustainability Coordinator, shall be entitled to establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance targets of the Borrower and its Subsidiaries. The Administrative Agent (at the direction of the Sustainability Coordinator) and the Borrower may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. on the Business Day on which Lenders comprising the Required Lenders shall have delivered to the Administrative Agent (who shall promptly notify the Borrower) signatures of such Required Lenders to such ESG Amendment. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Adjustments”) to the otherwise applicable Applicable Margin with respect to Eurodollar Loans and ABR Loans may be made; provided that the amount of any ESG Adjustments made pursuant to an ESG Amendment shall not result in a decrease of more than 5.00 basis points in the Applicable Margin for ABR Loans and Eurodollar Loans, in each case, determined based upon the Debt Rating on the effective date of the ESG Amendment, provided that in no event shall the Applicable Margin be less than zero. The ESG Adjustments will be determined based on certain certificates, reports and other documents, in each case, setting forth the Borrower’s performance against the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2020 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Borrower and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Margin with respect to Eurodollar Loans and ABR Loans to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.

(b) The Sustainability Coordinator will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(c) This Section 3.16 shall supersede any provisions in Section 10.1 to the contrary.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. The Borrower has heretofore furnished to each Lender copies of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2020 and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at December 31, 2020 and present fairly, in all material respects, the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved. Except as set forth on Schedule 4.1, neither the Borrower nor any consolidated Subsidiary had, at December 31, 2020 or at the date hereof, any material liability, contingent or otherwise, which is not reflected in the foregoing statements or in the notes thereto. Except as set forth on Schedule 4.1, during the period from December 31, 2020 through the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of December 31, 2020.

4.2 No Change. Since December 31, 2020, except as set forth in the Financial Statements and except as set forth on Schedule 4.2, there has been no development or event which has had or could have a Material Adverse Effect.

4.3 Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its material properties, to lease the material properties it operates as lessee and to conduct the businesses in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect and (d) is in compliance with its certificate of incorporation and by-laws or other similar organizational or governing documents and with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. The Borrower has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Borrower has the corporate power and authority, and the legal right to borrow hereunder and has taken all necessary corporate action to authorize such borrowings on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of any Loan Documents against the Borrower, to which it is a party. This Agreement has been, and each other Loan Document to which the Borrower is a party will be when delivered, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance by the Borrower of each Loan Document, the borrowings hereunder and the use of the proceeds thereof will not violate its certificate of incorporation or by-laws, Requirements of Law or Contractual Obligations applicable to the Borrower or any of its Subsidiaries, except for such violations of Requirements of Law or Contractual Obligations which could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Borrower pursuant to any such certificate of incorporation, by-laws, Requirement of Law or Contractual Obligation, except pursuant to this Agreement and the other Loan Documents.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.8 Federal Regulations. (a) “Margin stock” (within the meaning of Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any similar restriction hereunder. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U referred to in Regulation U.

(b) The Borrower is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the FRB) which limits its ability to incur Indebtedness.

4.9 ERISA.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, except such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c) Except as would not give rise to a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such Pension Plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(d) Subject to the accuracy of the Lenders’ representations in Section 9.10, the Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to repay the Loans.

4.10 Investment Company Act; Investment Advisers Act.

(a) Neither the Borrower nor any Subsidiary of the Borrower is, or after giving effect to any acquisition will be, an “investment company” within the meaning of the Investment Company Act.

(b) Each Subsidiary is, to the extent required thereby, duly registered as an investment adviser under the Investment Advisers Act, except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect. On the date hereof, the Borrower is not an “investment adviser” within the meaning of the Investment Advisers Act.

4.11 Subsidiaries and Other Ownership Interests. The Subsidiaries listed on Schedule 4.11 constitute the only Subsidiaries of the Borrower as at the date hereof. As at the date hereof, (a) the Borrower has, directly or indirectly, an equity or other ownership interest in each Subsidiary listed on Schedule 4.11 and (b) other than as set forth on Schedule 4.11, the Borrower has no equity or other ownership interest, directly or indirectly, in any other Subsidiary.

4.12 Use of Proceeds. The proceeds of the Loans may be used by the Borrower solely (a) to pay fees and expenses incurred in connection with the execution and delivery of the Loan Documents, (b) for the continuation of Indebtedness of the Borrower under the Existing Credit Agreement, (c) for working capital, capital expenditures and other general corporate purposes, (d) to make acquisitions and other investments (including acquisitions of additional Capital Stock in Subsidiaries and Affiliates of the Borrower), (e) to purchase, repay or redeem any debt or equity of the Borrower or any Subsidiary so long as such purchase, repayment or redemption is not prohibited by any other provision of this Agreement and (f) to pay fees and expenses to be incurred in connection with the foregoing.

4.13 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative of the Borrower or any of its Subsidiaries, is, or is owned 50% or controlled by, an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

4.14 Anti-Corruption Laws. The Borrower and, to the Borrower’s knowledge, its Subsidiaries, have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions and the Borrower has, and to the Borrower’s knowledge, its Subsidiaries have, instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with such laws.

4.15 Disclosure. As of the Closing Date, the information included in the Beneficial Ownership Certification, if delivered pursuant to Section 5.1(j), is true and correct in all respects.

SECTION 5.

CONDITIONS PRECEDENT

5.1 Conditions to Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement is subject to the satisfaction of the following conditions precedent unless waived by the Administrative Agent:

(a) Loan Documents. The Administrative Agent shall have received this Agreement, signed by a Responsible Officer of the Borrower and each Lender, and the Administrative Agent shall have received an affidavit of out of state execution and delivery from the Borrower, in form and substance satisfactory to the Administrative Agent, with respect to this Agreement and the other Loan Documents.

(b) Notes. The Administrative Agent shall have received, for the account of each Lender that has requested the same, a Note made by the Borrower conforming to the requirements of this Agreement, signed by a Responsible Officer of the Borrower.

(c) Borrower Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, signed by a Responsible Officer.

(d) Corporate Proceedings of the Borrower. The Administrative Agent shall have received a copy of resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party, and (ii) the borrowings contemplated hereunder, in each case certified by the Secretary or an Assistant Secretary or other Responsible Officer of the Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Incumbency Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated as of the Closing Date, as to the incumbency and signatures of the Responsible Officers of the Borrower signing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, signed by the Secretary or any Assistant Secretary and any other Responsible Officer of the Borrower.

(f) Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary or other Responsible Officer of the Borrower.

(g) Attorney Costs. The Administrative Agent shall have received evidence of payment or reimbursement by the Borrower of all Attorney Costs of the Administrative Agent to the extent invoiced at least two (2) Business Days prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(h) Legal Opinion. The Administrative Agent shall have received the legal opinion of Skadden, Arps, Meagher & Flom LLP, as counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(i) Lien Searches. The Administrative Agent shall have received the results of a recent search, by a Person satisfactory to the Administrative Agent, of Uniform Commercial Code lien filings which may have been filed with respect to personal property of the Borrower and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(j) KYC/PATRIOT Act. Upon the reasonable request of any Lender made at least 5 Business Days prior to the Closing Date, (i) the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in order to comply with its obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least 3 days prior to the Closing Date and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification at least 3 days prior to the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Loan. The agreement of each Lender to make any Loan (excluding any request for a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each representation and warranty made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; provided that (i) representations and warranties made with reference to a specific date shall remain true and correct in all material respects as of such date only (ii) representations and warranties that are already qualified by materiality shall be true and correct in all respects, and (iii) representations and warranties shall not be required to remain true to the extent changes have resulted from actions permitted hereunder.

(b) No Default. No Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.

Each Borrowing Notice submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices or, other than during the continuance of an Event of Default, visitation and inspection rights) shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (which shall promptly furnish to the Lenders):

(a) as soon as available, but in any event within 120 days after the end of each fiscal year, copies of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income and consolidated statements of retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year, copies of the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject, in the case of interim financial statements, to year-end adjustments and the absence of footnotes).

6.2 Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly furnish to the Lenders):

(a) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), (i) a duly completed Compliance Certificate, completed as of the end of the most recent fiscal quarter and signed by a Responsible Officer (A) stating that, to the best of such Responsible Officer’s knowledge, no Default exists, except as specified in such certificate; (B) containing a computation of each of the financial ratios and restrictions set forth in Section 7.1; and (C) containing a calculation of Total Indebtedness less the aggregate amount of cash and Cash Equivalents permitted to be deducted therefrom pursuant to the definition of the “Leverage Ratio”(which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes); and

(b) promptly, such additional consolidated financial and other consolidated information and documents (including a copy of any debt instrument, security agreement or other material contract to which the Borrower may be party) as any Lender may, through the Administrative Agent, from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.2; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or a website sponsored by the Administrative Agent); or (iii) on which such documents are filed with the Securities and Exchange Commission; provided that the Borrower (or any third party service provider authorized by the Borrower) shall notify (which may be by facsimile or electronic mail (including automatic electronic mail by any such authorized service provider)) the Administrative Agent of the posting of any such documents that are filed with the Securities and Exchange Commission. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by any Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered with the Securities and Exchange Commission or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute information subject to the confidentiality provisions in Section 10.15, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes and other governmental levies that are material to the Borrower and its Subsidiaries on a consolidated basis, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate actions and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Subsidiary, as the case may be, and (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence. (a) Continue to engage in business of the same general type as now conducted and purported to be conducted by it and activities reasonably related or complementary thereto; (b) preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business (including all such registrations under the Investment Advisers Act and all material investment advisory agreements, distribution agreements and shareholding and other administrative servicing contracts), except, in the case of this clause (b), (i) as otherwise permitted by Section 7.4 and (ii) for failures that individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect; and (c) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance or maintain self-insurance on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and furnish to the Administrative Agent, upon request, full information as to the insurance carried.

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries, in all material respects in conformity with all Requirements of Law and sufficient to permit the preparation of financial statements in accordance with GAAP, shall be made of all dealings and transactions in relation to its business and activities, except, in the case of Requirements of Law, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and permit representatives of the Administrative Agent (or, if an Event of Default has occurred and is continuing, any Lender) to visit and inspect any of the properties, and examine and make abstracts from any of the books and records, of the Borrower or, solely during the existence of an Event of Default, any Subsidiary of the Borrower at any reasonable time and upon at least three (3) days’ prior notice or such lesser period of time as may be acceptable to the Borrower or, solely during the existence of an Event of Default, the relevant Subsidiary, as the case may be, and to discuss the business, operations, properties and financial and other condition of the Borrower or, solely during the existence of an Event of Default, any of its Subsidiaries with officers and employees of the Borrower or such Subsidiary, as the case may be, and with its independent certified public accountants; provided that, (i) excluding any such visits and inspections which occur during the continuation of an Event of Default, only one such visit and inspection may be conducted during any calendar year and (ii) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.6. Notwithstanding anything to the contrary in this Section 6.6, none of the Borrower or, if applicable, any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.7 Notices. Promptly after obtaining knowledge thereof, notify the Administrative Agent (which shall promptly notify the Lenders) of:

(a) the occurrence of any Default;

(b) any litigation, proceeding or, if known to the Borrower, investigation which may exist at any time between the Borrower or any Subsidiary and any Governmental Authority, which in either case, could reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event which could reasonably be expected to result in a material liability to the Borrower or a Material Subsidiary; and

(d) any public announcement by any Rating Agency of a change in its rating of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto, if any.

6.8 Anti-Corruption Laws. Conduct its businesses in compliance in all material respects with, and use commercially reasonable efforts to cause its Subsidiaries to conduct their businesses in compliance in all material respects with, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other similar applicable anti-corruption legislation in another jurisdiction.

SECTION 7.

NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and so long as any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not directly or indirectly:

7.1 Financial Condition Covenants.

(a) Interest Coverage Ratio. Permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any Computation Period to be less than 3.00:1.00.

(b) Leverage Ratio. Permit the Leverage Ratio to exceed 3.25:1.00 as of the last day of any Computation Period; provided that, the Borrower shall be permitted to allow the Leverage Ratio under this Section 7.1(b) to be increased to 3.75:1:00 (with such Leverage Ratio being calculated on a pro forma basis, including giving effect to any related incurrence, assumption or repayment of Indebtedness and any cash or Cash Equivalents acquired by the Borrower or any Subsidiary, in each case in connection with a Material Acquisition) at the end of and for the fiscal quarter during which a Material Acquisition shall have closed and at the end of and for each of the three consecutive fiscal quarters following the closing of such Material Acquisition (the period during which any such increase in the Leverage Ratio shall be in effect being called a “Leverage Ratio Increase Period”) by delivering a notice to the Administrative Agent within 30 days following the closing of such Material Acquisition (such notice, a “Leverage Ratio Increase Election”). The Borrower may terminate any Leverage Ratio Increase Period by a notice delivered to the Administrative Agent, whereupon, the Leverage Ratio Increase Period shall be deemed to be terminated on the last day of the fiscal quarter during which such notice is given and on the last day of such fiscal quarter and each fiscal quarter thereafter until another Leverage Ratio Increase Period has commenced as provided in this Section 7.1(b), the maximum Leverage Ratio shall be 3.25:1.00. If a Leverage Ratio Increase Election shall have been made under this Section 7.1(b), the Borrower may not make another Leverage Ratio Increase Election unless, following the termination or expiration of the most recent prior Leverage Ratio Increase Period, the Leverage Ratio as of the last day of at least two consecutive full fiscal quarters of the Borrower following such termination or expiration shall not have exceeded 2.75:1.00. Notwithstanding the foregoing, the Borrower shall not be permitted to make more than two Leverage Ratio Increase Elections during the term of this Agreement.

7.2 Limitation on Priority Debt. Permit any Subsidiary to create, incur or assume any Indebtedness (other than Excluded Intercompany Indebtedness), unless:

(a) such Indebtedness is in respect of purchase money obligations for fixed or capital assets;

(b) such Indebtedness is assumed in connection with an acquisition of the equity interests or the assets of any Person, provided that such Indebtedness (i) exists at the time of the acquisition of such equity interests or assets and (ii) is not created in contemplation of or in connection with the acquisition of such equity interests or assets; or

(c) the aggregate amount (at the time of such creation, incurrence or assumption) of (x) such Indebtedness, taken together with all other Indebtedness of Subsidiaries (other than Excluded Intercompany Indebtedness) plus (y) all Indebtedness of the Borrower secured by any Lien incurred by the Borrower (other than Liens, if any, securing the Obligations) does not exceed the greater of (i) $400,000,000 and (ii) 35% of Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower for which consolidated financial statements are available (or are required to be delivered pursuant to Section 6.1 hereof).

7.3 Limitation on Liens. Create, incur, or assume any Lien upon any of the Borrower’s property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments and other governmental charges not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

(f) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, (i) if appropriate legal proceedings which have been initiated for the review of such judgment, decree or order are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired or (ii) if such judgment, decree or order shall have been discharged within 45 days of the entry thereof or execution thereof has been stayed pending appeal;

(g) Liens securing the Obligations;

(h) Liens securing Indebtedness permitted under Section 7.2(a); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any proceeds thereof;

(i) Liens on property of a Person existing at the time of an acquisition; provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than those of the Person subject to such acquisition, and the applicable Indebtedness secured by such Lien is permitted under Section 7.2(b); and

(j) Liens securing Indebtedness and other obligations; provided that in no event shall the aggregate amount of (x) all such secured Indebtedness of the Borrower (at the time of creation, incurrence or assumption of such secured Indebtedness or the granting of Liens to secure existing Indebtedness) plus (y) all Indebtedness of Subsidiaries (other than Excluded Intercompany Indebtedness) exceed the greater of (i) $400,000,000 and (ii) 35% of Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower for which consolidated financial statements are available (or are required to be delivered pursuant to Section 6.1 hereof).

7.4 Limitation on Fundamental Changes.

(a) Permit any Subsidiary to enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), unless (i) following any such merger, consolidation or amalgamation, a Subsidiary continues as the surviving Person, (ii) such merger, consolidation or amalgamation is with the Borrower and the Borrower continues as the surviving Person, (iii) such merger, consolidation or amalgamation occurs among Subsidiaries, with a Subsidiary continuing as the surviving Person, (iv) in connection with any liquidation, wind-up or dissolution, the relevant Subsidiary sells, disposes or otherwise distributes all of its assets to the Borrower and/or another Subsidiary and each other holder of such relevant Subsidiary’s Capital Stock ratably according to their respective holdings of the type of Capital Stock (or according to any applicable governing document or management agreement) in respect of which such sale, disposition or distribution is being made, (v) any merger, sale, disposition or distribution of or by any Subsidiary, to the extent such transaction is permitted by Section 7.5, or (vi) any liquidation, wind-up or dissolution of a Subsidiary that, in the Borrower’s good faith determination, is in the Borrower’s best interest and could not reasonably be expected to have a Material Adverse Effect.

(b) Enter into any merger, consolidation or amalgamation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), unless following any such merger, consolidation or amalgamation, the Borrower continues as the surviving Person; provided that the Borrower may reorganize or enter into any merger, consolidation or amalgamation with another Person in a transaction in which such other Person is the surviving entity if (i) no Event of Default has occurred and is continuing, (ii) such other Person is organized and validly existing under the laws of the United States or any State thereof and by operation of law or otherwise assumes all obligations of the Borrower hereunder and such assumption is evidenced by an opinion of counsel to such other Person satisfactory in form and substance to the Administrative Agent in its reasonable discretion, (iii) the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such reorganization, merger or consolidation, the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.1, (iv) such other Person is engaged in business of the same general type as conducted by the Borrower on the Closing Date, and (v) the Lenders shall be reasonably satisfied with the documentation and other information so requested in order to comply with their obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and (vi) if the Borrower or such other Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower or such other Person shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification.

7.5 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose, or permit any Subsidiary to convey, sell, lease, assign, transfer or otherwise dispose, (including, in each case, in connection with sale leaseback transactions) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a) the sale or other disposition of property in the ordinary course of business;

(b) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(c) Shareholder Asset Sales;

(d) the sale of assets (which shall include the sale by the Borrower or any of its Subsidiaries of Capital Stock owned by them other than, for the avoidance of doubt, Shareholder Asset Sales) at fair value so long as (i) no Default exists or would result therefrom, (ii) the Borrower is in compliance with the financial ratios set forth in Section 7.1 on a pro forma basis, and (iii) the assets sold in reliance on this clause (d) during any fiscal year contributed 35% or less of Consolidated EBITDA of the Borrower and its Subsidiaries for the immediately preceding fiscal year; and

(e) transactions permitted by Section 7.4 (other than by reference to this Section 7.5(e)).

For the avoidance of doubt, the restrictions in this Section 7.5 shall not apply to any issuance of Capital Stock.

7.6 Sanctions. Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

7.7 Anti-Corruption Laws. Use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar applicable anti-corruption legislation in other jurisdictions.

SECTION 8.

EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any agreement contained in Sections 6.4, 6.7(a) or Section 7; or

(d) The Borrower shall default in the observance or performance of any other agreement contained herein or in any other Loan Document (other than as provided in Sections 8.1(a) and (c)), and such default shall continue unremedied for a period of thirty (30) days after a Responsible Officer of the Borrower obtains knowledge thereof; or

(e) Any default shall occur under the terms applicable to any Indebtedness or Guarantee Obligation (excluding, in each case, the Obligations) of the Borrower or any Material Subsidiary in an aggregate principal amount (for all Indebtedness and Guarantee Obligations so affected) exceeding $150,000,000 and such default (i) results from the failure to pay any principal of or interest on such Indebtedness or Guarantee Obligation when due (subject to any applicable grace period, but not exceeding thirty (30) days) or (ii) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f) (i) The Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding under any Debtor Relief Law which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate (which is a Material Subsidiary) fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA to a Multiemployer Plan, in each case of clauses (i) or (ii), which has, singly or in the aggregate, resulted in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any Material Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance or indemnification) of $150,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) (i) Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert, or (ii) the Borrower shall contest in any manner the validity or enforceability of any Loan Document; or

(j) A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in Section 8.1(f) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

8.2 Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to (to the fullest extent permitted by any Requirement of Law) the provisions of Section 3.15 (but without regard to any provision set forth therein for the benefit of (or affording any rights to) the Borrower or otherwise permitting the Borrower to direct the application of any proceeds), be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all Attorney Costs and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including all Attorney Costs and amounts payable under Section 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and all other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

(e) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

SECTION 9.

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authorization. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of any such provision (provided that the Borrower shall have the rights granted to the Borrower pursuant to Section 9.6). It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duty, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a “bank” that is a “US person” (each within the meaning of Treasury Regulations Section 1.1441-1) with an office in the United States, or an Affiliate of any such bank with an office in the United States, in each case which office shall assume primary withholding responsibility under Treasury Regulations Section 1.1441-1. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender at the time of such appointment. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Borrower or the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower (to the extent such removal is by the Required Lenders) and such Person, remove such Person as Administrative Agent and, with the consent of the Borrower, which consent may not be unreasonably withheld, appoint a successor, which shall be a “bank” that is a “US person” (each within the meaning of Treasury Regulations Section 1.1441-1) with an office in the United States, or an Affiliate of any such bank with an office in the United States, in each case which office shall assume primary withholding responsibility under Treasury Regulations Section 1.1441-1. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security (if any) held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.11(i), and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the Loan Documents.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 Administrative Agent May File Proofs of Claim. In the case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable and whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due the Administrative Agent under Section 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower hereunder or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.9 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement, or elsewhere herein, as an “Arranger,” “syndication agent,” “documentation agent,” “book runner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of a Person that is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Incremental Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Incremental Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Incremental Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Incremental Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Incremental Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Incremental Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from the date such Rescindable Amount is received by it to the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

SECTION 10.

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i)(A) reduce the amount or extend the scheduled date of final maturity of any Loan, (B) subject to the provisions set forth in Section 3.16, reduce the stated rate of any interest or fee payable hereunder, (C) reduce the amount or extend the scheduled date of any payment of principal, interest, fees or other amounts due to the Lenders, (D) amend the voting percentages of the Lenders, (E) change the application of any amounts received on account of the Obligations from the application thereof set forth in Section 8.2, in each case without the consent of each Lender directly affected thereby, or (F) change the pro rata sharing provisions of Section 3.8(a), or (ii) amend, modify or waive any provision of this Section 10.1 without the written consent of all of the Lenders, or (iii) reduce the percentage specified in the definition of Required Lenders or change any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder without the consent of all Lenders or such lower percentage of Lenders as is specified as being required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the written consent of all the Lenders, or (v) amend, modify or waive any provision of Section 10.7(a) without the written consent of all of the Lenders, or (vi) amend, modify or waive any rights or duties of the Administrative Agent under this Agreement or any other Loan Document or any provision of Section 9 without the written consent of the then Administrative Agent in addition to the Lenders required above. Subject to the provisos in the prior sentence, any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Loans or Incremental Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b) In addition to amendments effected pursuant to the foregoing paragraph (a), this Agreement shall be amended to include a prospective Lender as a party hereto upon the execution and delivery of a Joinder Agreement as contemplated in Section 2.3(b).

(c) In addition to amendments effected pursuant to the foregoing paragraphs (a) and (b), this Agreement may be amended in the form of an ESG Amendment as contemplated in Section 3.16.

10.2 Notices.

(a) Notices Generally. Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission and, subject to subsection (c) below, electronic communications), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five (5) days after being deposited in the mail, postage prepaid, or, in the case of facsimile, when received with electronic confirmation of receipt, addressed (i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2, (ii) if to any other Lender, as set forth in its Administrative Questionnaire, and (iii) in the case of any party to this Agreement, to such other address as such party may designate by notice to the other parties hereto. Notwithstanding the foregoing, any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 3.1, 3.3 or 3.8 shall not be effective until received. Notices and other communications delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).

(b) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms of any telephonic notice, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Lenders and each of their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(c) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 or Section 3 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address, Etc. Each of the Borrower and Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Requirements of Law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each of the other Loan Documents, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder through the Termination Date.

10.5 Expenses; Indemnity; Waiver of Damages.

(a) Expenses. The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Related Parties (including Attorney Costs of one counsel to the Administrative Agent and the Lenders and one local counsel in each applicable jurisdiction), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, modification or waiver of any provision hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including Attorney Costs of one counsel to the Administrative Agent and the Lenders and of one counsel (and one local counsel in each applicable jurisdiction) for all Lenders other than Bank of America, as a group (and, solely in the event of any actual or reasonably perceived conflict of interest between any Lenders, one additional counsel (and one additional local counsel in each applicable jurisdiction) to each group of affected Lenders similarly situated)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.5, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnity. The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof), the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs of one counsel to the Administrative Agent and the Lenders and the cost of one local counsel in each applicable jurisdiction and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Indemnitee, subject to clause (z) in the proviso below) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.11), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise from any dispute solely among Indemnitees other than any claims against any Indemnitee (i) in its capacity or in fulfilling its role as Administrative Agent or Arranger or (ii) that arise out of any act or omission on the part of the Borrower or its Affiliates. None of the Borrower, its Subsidiaries or its Affiliates shall have any liability for special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of the transactions contemplated by this Agreement or the other Loan Documents, other than in respect of any such damages incurred or paid by an Indemnitee to a third party. Without limiting the provisions of Section 3.11(d), this Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) above to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of its Related Parties, but without relieving the Borrower of its obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against such Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower agrees that it will not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against the Administrative Agent (and any sub-agent thereof), any Arranger, any Lender, and each Related Party of any of the foregoing Persons (each such Person, a “Released Party”), on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Released Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts payable under this Section 10.5 shall be due not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.5 and the indemnity provisions of Section 10.2(b) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of any Incremental Commitments and the repayment, satisfaction or discharge of all other Obligations hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Incremental Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it hereunder or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 10.6(b)(i)(1), the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.6(b)(i)(2) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Sections 8.1(a) or (f) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender, provided that, notwithstanding this clause (y) (but subject in all cases to clause (x)), the Borrower’s consent shall be required if a proposed assignee does not have at least one investment grade rating from either S&P or Moody’s, and, provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender or an Affiliate of such Lender with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), or (3) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) fund its full share of all Loans required to be made hereunder. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.10, 3.11, 3.12, and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and any Incremental Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of a Loan or other obligation hereunder for all purposes of this Agreement. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.5(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b) (it being understood that the documentation required under Section 3.11(f) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.13 and 3.14 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.10 or 3.11, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment both (x) arises pursuant to Section 3.10 and (y) results from a change in Requirements of Law (as determined in accordance with Section 3.10) that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7 Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, upon the occurrence and continuation of any Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arranger represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in (or removed to) such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address determined pursuant to Section 10.2(a) or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent, the Arranger or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any other Loan Document, and the relationship between the Arranger, the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Without limiting the foregoing provisions of this Section 10.13, the Borrower acknowledges that (i) it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) in connection with the process leading to such transactions, the Arranger, the Administrative Agent and the Lenders are and have been acting solely as a principal and none is a financial advisor, an agent or a fiduciary for the Borrower or any of its Affiliates; (iii) neither the Administrative Agent, the Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby; (iv) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except as expressly set forth herein or in another Loan Document; (v) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) neither the Administrative Agent, the Arranger nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted with its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate in connection herewith. The Borrower hereby agrees that it will not claim that any of the Administrative Agent, the Arranger and the Lenders has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to the Borrower, in connection with any transactions contemplated hereby. In furtherance of the foregoing, the Borrower waives and releases, to the fullest extent permitted by law, any claim that it may have against the Administrative Agent, the Arranger or any Lender for any breach or alleged breach of any agency or fiduciary duty.

10.14 WAIVERS OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.15 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) solely for the purpose of consummating the transactions contemplated by, or incidental to, this Agreement and for underwriting other credit products (x) proposed to be offered to the Borrower or (y) requested by the Borrower or any Subsidiary and, in each case, agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, to its auditors and to its other Related Parties, (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will promptly notify the Borrower unless such notification is prohibited by law, rule or regulation (as reasonably determined by such applicable disclosing party), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a confidentiality agreement substantially in the form of Exhibit E, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.3 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) is or becomes publicly available other than as a result of a breach of this Section 10.15, (y) is or becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (so long as such source is not known to the Administrative Agent or such Lender to be bound by confidentiality obligations to the Borrower or its Subsidiaries) or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.15. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, such as league table, or other similar service providers to the lending industry.

For purposes of this Section 10.15, “Information” means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in any event with no less than a reasonable degree of care.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

10.16 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.17 USA Patriot Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation.

10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, any Borrowing Notice or Conversion/Continuation Notice, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

10.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.21 Amendment and Restatement of Existing Credit Agreement. On the Closing Date this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this Section 10.21. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents. All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.

10.22 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AFFILIATED MANAGERS GROUP, INC.
By:	/s/ Thomas M. Wojcik
Name:	Thomas M. Wojcik
Title:	Chief Financial Officer

[AMG – Signature Page to Third Amended and Restated Term Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent
By:	/s/ Ronaldo Naval
Name:	Ronaldo Naval
Title:	Vice President

[AMG – Signature Page to Fourth Amended and Restated Term Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender
By:	Alexandra M. Knights
Name: Alexandra M. Knights
Title: Vice President

[AMG – Signature Page to Fourth Amended and Restated Term Credit Agreement]

ANNEX I

PRICING GRID FOR FACILITY

Pricing Level	Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Eurodollar Loans	Applicable Margin For ABR Loans
1	≥ A+/A1/A+	0.725%	0.000%
2	A/A2/A	0.850%	0.000%
3	A-/A3/A-	0.850%	0.000%
4	BBB+/Baa1/BBB+	0.975%	0.000%
5	≤ BBB/Baa2/BBB	1.225%	0.225%

Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.1(c). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Schedules to Credit Agreement

Schedule I	—	Lender Commitments
Schedule 4.1	—	Financial Condition
Schedule 4.2	—	Certain Changes
Schedule 4.11	—	Subsidiaries
Schedule 10.2	—	Addresses

SCHEDULE I

LENDER COMMITMENTS

Lender	Commitment	Commitment Percentage
BANK OF AMERICA, N.A.	$350,000,000	100.000000000%

Total	$350,000,000	100.000000000%

2

SCHEDULE 4.1

FINANCIAL CONDITION

None, except for any liabilities, sales, transfers, dispositions, purchases and acquisitions disclosed on the Borrower’s Forms 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed with the Securities and Exchange Commission, and the below:

1)	On October 4, 2021, the Borrower completed the previously announced majority investment in Parnassus Investments, an ESG-dedicated fund manager.

2)

On September 28, 2021, the Borrower entered into a definitive agreement to acquire a majority equity interest in Abacus Capital Group LLC, an independent, privately owned real estate investment manager.

SCHEDULE 4.2

CERTAIN CHANGES

None.

SCHEDULE 4.11

SUBSIDIARIES

(in alphabetical order)

Entities in which the Borrower has a (direct or indirect) minority investment, as of December 31, 2020 are indicated via asterisk (*).

1)	Abacos Atlantic Holdings Ltd., a Bahamas international business company
2)	Abax Investments Proprietary Limited, a limited liability private company incorporated in South Africa*
3)	Affiliated Managers Group (Asia) Limited, a Cayman Islands exempted company
4)	Affiliated Managers Group (Europe) Limited, a Malta limited liability company
5)	Affiliated Managers Group (Hong Kong) Limited, a limited company incorporated in Hong Kong
6)	Affiliated Managers Group Limited, a limited company incorporated in the United Kingdom
7)	Affiliated Managers Group Pty Ltd, a limited company incorporated in Australia
8)	AMG 2014 Capital LLC, a Delaware limited liability company
9)	AMG Andros Holdings Ltd., a Bahamas international business company
10)	AMG Arrow Holdings Ltd., a Bahamas international business company
11)	AMG Atlantic Holdings Ltd., a Bahamas international business company
12)	AMG Boston Holdings, LLC, a Delaware limited liability company
13)	AMG CA Holdings Corp., a New Jersey corporation
14)	AMG CA Holdings, LLC, a Delaware limited liability company
15)	AMG CA Holdings LP, a Delaware limited partnership
16)	AMG Canada Corp., a Nova Scotia corporation
17)	AMG Canada Holdings LLC, a Delaware limited liability company
18)	AMG Capital (Cayman) LLC, a Cayman Islands limited liability company
19)	AMG Conception Holdings 3 Ltd., a Bahamas international business company
20)	AMG CVC Holdings LLC, a Delaware limited liability company
21)	AMG Distributors, Inc., a Delaware corporation
22)	AMG Edison Holdings, LLC, a Delaware limited liability company
23)	AMG FCMC Holdings, LLC, a Delaware limited liability company
24)	AMG Funds LLC, a Delaware limited liability company
25)	AMG Gamma Holdings Ltd., a Bahamas international business company
26)	AMG Genesis, LLC, a Delaware limited liability company
27)	AMG Global, Inc., a Delaware corporation
28)	AMG Gotham Holdings, LLC, a Delaware limited liability company
29)	AMG GWK Holdings, LLC, a Delaware limited liability company
30)	AMG ICN Holdings LLC, a Delaware limited liability company
31)	AMG New York Holdings Corp., a Delaware corporation
32)	AMG Northeast Holdings, Inc., a Delaware corporation
33)	AMG Northeast Investment Corp., a Delaware corporation
34)	AMG Oasis Holdings Ltd., a Bahamas international business company

35)	AMG PA Holdings Partnership, a Delaware general partnership
36)	AMG PFM Holdings LP, a Delaware limited partnership
37)	AMG Plymouth UK Holdings (1) Limited, a limited company incorporated in England and Wales
38)	AMG Properties LLC, a Delaware limited liability company
39)	AMG Renaissance Holdings LLC, a Delaware limited liability company
40)	AMG SA Holdings Proprietary Limited, a limited liability private company incorporated in South Africa
41)	AMG Symmetry Acquisition LLC, a Delaware limited liability company
42)	AMG TBC, LLC, a Delaware limited liability company
43)	AMG UK Holdings Ltd., a Bahamas international business company
44)	AMG Wealth Partners, LP, a Delaware limited partnership
45)	AMG WF Holdings LLC, a Delaware limited liability company
46)	AMG Windermere Holdings Ltd., a Bahamas international business company
47)	AMG WP GP Holdings Corp., a Delaware corporation
48)	AMG WP LP Holdings, LLC, a Delaware limited liability company
49)	AMG/FAMI Investment Corp., a Nova Scotia corporation
50)	AMG/Midwest Holdings, Inc., a Delaware corporation
51)	AMG/Midwest Holdings, LLC, a Delaware limited liability company
52)	AMG/North America Holding Corp., a Delaware corporation
53)	AQR Capital Management Holdings, LLC, a Delaware limited liability company*
54)	Arrow Acquisition LLC, a Delaware limited liability company
55)	Arrow Bidco Limited, a limited company incorporated in the United Kingdom
56)	Artemis Asset Management Limited, a limited company incorporated in the United Kingdom
57)	Artemis Investment Management LLP, a United Kingdom limited liability partnership
58)	Artemis Strategic Asset Management Limited, a limited company incorporated in the United Kingdom
59)	Baker Street Advisors LLC, a Delaware limited liability company
60)	Baring Private Equity Asia Group Limited, a Cayman Islands exempted company*
61)	BC Acquisition LLC, a Delaware limited liability company
62)	Beutel, Goodman & Company Ltd., a limited company incorporated in Canada*
63)	Bimini Atlantic Holdings Ltd., a Bahamas international business company
64)	Boston Common Asset Management, LLC, a Delaware limited liability company*
65)	Capeview Capital LLP, an England and Wales limited liability partnership*
66)	Capula Investment Management LLP, an England and Wales limited liability partnership*
67)	Capula Management Limited, a Cayman Islands exempted company*
68)	Catalyst Acquisition II, Inc., a Delaware corporation
69)	CGH Acquisition II LLC, a Delaware limited liability company
70)	CGH Acquisition LLC, a Delaware limited liability company
71)	CML Holdings LLC, a Cayman Islands limited liability company
72)	Comvest Group Holdings LP, a Delaware limited partnership*
73)	Comvest Group GP II LLC, a Delaware limited liability company*
74)	CVC Holdings LLC, a Cayman Islands limited liability company
75)	EIG Asset Management, LLC, a Delaware limited liability company*
76)	EIG Principals Incentive Carry Vehicle, LP, a Delaware limited partnership*

77)	EIG Principals Incentive Carry Vehicle II, LP, a Delaware limited partnership*
78)	EIG Principals Incentive Carry Vehicle II-A, LP, a Scotland limited partnership*
79)	EIG Principals Incentive Carry Vehicle III, LP, a Cayman Islands limited partnership*
80)	FA (WY) Acquisition Company, Inc., a Delaware corporation
81)	El-Train Acquisition LLC, a Delaware limited liability company
82)	FCMC Holdings LLC, a Delaware limited liability company
83)	First Asset Capital Management (III) Inc., an Ontario corporation
84)	First Quadrant, L.P., a Delaware limited partnership
85)	Foyston, Gordon & Payne Inc., a Canada corporation
86)	Frontier Capital Management Company, LLC, a Delaware limited liability company
87)	Gallium Acquisition LLC, a Delaware limited liability company
88)	Garda Capital Partners LP, a Delaware limited partnership*
89)	GCP Acquisition LLC, a Delaware limited liability company
90)	Genesis Investment Management, LLP, a United Kingdom limited liability partnership
91)	Gotham Acquisition GP, LLC, a Delaware limited liability company
92)	Gotham Acquisition LP, LLC, a Delaware limited liability company
93)	GW&K Investment Management, LLC, a Delaware limited liability company
94)	Harding Loevner LP, a Delaware limited partnership
95)	HWL Holdings Corp., a Delaware corporation
96)	Inclusive Capital Partners Holdco, L.P., a Delaware limited partnership*
97)	Institutional Capital Network, Inc., a Delaware corporation*
98)	Jackson Square Partners, LLC, a Delaware limited liability company*
99)	JSP Acquisition LLC, a Delaware limited liability company
100)	Montrusco Bolton Investments Inc., a Canada corporation*
101)	myCIO Wealth Partners, LLC, a Delaware limited liability company
102)	OCP Asia Limited, a Cayman Islands exempted limited company*
103)	Pantheon Capital (Asia) Limited, a limited company incorporated in Hong Kong
104)	Pantheon Holdings Limited, a limited company incorporated in England and Wales
105)	Pantheon Ventures (Asia) Limited, a Cayman Islands exempted company
106)	Pantheon Ventures Inc., a California corporation
107)	Pantheon Ventures (Ireland) Designated Activity Company, an Ireland designated activity company
108)	Pantheon Ventures Limited, a limited company incorporated in England and Wales
109)	Pantheon Ventures (UK) LLP, an England and Wales limited liability partnership
110)	Parnassus Investments, LLC, a Delaware limited liability company
111)	Partner Advisory Services, L.P., a Delaware limited partnership*
112)	Partner Asset Management LLC, a Delaware limited liability company*
113)	PFM Acquisition LP, a Delaware limited partnership
114)	Prides Crossing Holdings LLC, a Delaware limited liability company
115)	River Road Asset Management, LLC, a Delaware limited liability company
116)	RRAM Acquisition, LLC, a Delaware limited liability company
117)	Spring GP I, L.P., a Delaware limited partnership*
118)	Squam Acquisition GP, LLC, a Delaware limited liability company
119)	Squam Acquisition LP, LLC, a Delaware limited liability company
120)	Systematic Financial Management, L.P., a Delaware limited partnership

121)	Systematica Investments GP Limited, a registered private company incorporated in Jersey*
122)	Systematica Investments Limited, a registered private company incorporated in Jersey*
123)	Systematica Investments LP, a Guernsey limited partnership*
124)	The Renaissance Group LLC, a Delaware limited liability company
125)	Third Avenue Holdings Delaware LLC, a Delaware limited liability company
126)	TimesSquare Capital Management, LLC, a Delaware limited liability company
127)	TimesSquare Manager Member, LLC, a Delaware limited liability company
128)	Titan NJ GP Holdings, Inc., a Delaware corporation
129)	Titan NJ LP Holdings, LLC, a Delaware limited liability company
130)	TMF Corp., a Delaware corporation
131)	Topspin Acquisition, LLC, a Delaware limited liability company
132)	Tweedy, Browne Company LLC, a Delaware limited liability company
133)	Union Acquisition, LLC, a Delaware limited liability company
134)	ValueAct Holdings II, L.P., a Delaware limited partnership*
135)	ValueAct Holdings GP, LLC, a Delaware limited liability company*
136)	ValueAct Holdings, L.P., a Delaware limited partnership*
137)	VAM Bidco Limited, a private UK limited company
138)	Veritable, LP, a Delaware limited partnership
139)	Veritas Asset Management LLP, a UK limited liability partnership
140)	Watson Acquisition, LLC, a Delaware limited liability company
141)	Wealth Partners Capital Group, LLC, a Delaware limited liability company*
142)	Welch & Forbes LLC, a Delaware limited liability company
143)	Windermere Cayman LP, a Cayman Islands exempted limited partnership
144)	Winton Group Limited, a UK private limited company*
145)	Yacktman Asset Management LP, a Delaware limited partnership

SCHEDULE 10.2

ADDRESSES

BORROWER:

Affiliated Managers Group, Inc.

777 South Flagler Drive

Suite 1401 East Tower

West Palm Beach, Florida 33401

Attention: Chief Financial Officer

Website Address: www.amg.com

with a copy to:

Affiliated Managers Group, Inc.

600 Hale Street

P.O. Box 1000

Prides Crossing, Massachusetts 01965

Attention: General Counsel

Website Address: www.amg.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Gateway Village – 900 Building

900 W Trade Street – Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: Libby Russell

Other Notices as Administrative Agent:

Bank of America Plaza

Agency Management

540 W. Madison Street

Mail Code: IL4-540-22-29

Chicago, IL 60661

Attention: Felicia Brinson

L/C ISSUER:

Bank of America, N.A.

1 Fleet Way

Scranton, PA 18507

Attention: Michael Grizzanti

SWINGLINE LENDER:

Bank of America, N.A.

Gateway Village – 900 Building

900 W Trade Street – Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: Libby Russell

A-2

EXHIBIT A TO

CREDIT AGREEMENT

FORM OF NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to _________ (the “Lender”), in lawful money of the United States of America and in Same Day Funds at the Administrative Agent’s Office, on the Termination Date the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

The Lender is authorized to record in its records, or on the schedules annexed hereto, the date, Type and amount of each Loan made by it pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to the other Type and, in the case of a Eurodollar Loan, the length of each Interest Period with respect thereto. Each such recordation shall constitute prima facie evidence of the accuracy of the information recorded. The failure to make any such recordation shall not affect the obligations of the Borrower in respect of any such Loan.

This Note (a) is one of the Notes referred to in the Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lender, various other financial institutions, and Bank of America, N.A., as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any Event of Default, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

Schedule A

to Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	Currency of Loan	End of Interest Period (if applicable)	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B TO

CREDIT AGREEMENT

FORM OF BORROWER CERTIFICATE

AFFILIATED MANAGERS GROUP, INC.

October 25, 2021

Pursuant to Section 5.1(c) of the Fourth Amended and Restated Term Credit Agreement dated as of the date hereof (the “Agreement;” capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent, the undersigned Responsible Officer of the Borrower hereby certifies, in his capacity as such and not individually, as follows:

1. The representations and warranties of the Borrower set forth in the Agreement and each of the other Loan Documents to which the Borrower is a party or which are contained in any certificate or financial statement furnished by or on behalf of the Borrower pursuant to or in connection with any Loan Document are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except that (i) representations and warranties made with reference to a specific date remain true and correct in all material respects as of such date only and (ii) representations and warranties that are already qualified by materiality are true and correct in all respects.

2. No Default has occurred and is continuing as of the date hereof or would result after giving effect to any Loans on the date hereof.

3. Since December 31, 2020, there has been no development or event which has had or could have, except as set forth in the Financial Statements and on Schedule 4.2 to the Agreement, a Material Adverse Effect.

4. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred materially adversely affecting or to my knowledge threatening the continued corporate existence of the Borrower after the date hereof.

5. The Debt Rating of the Borrower on the date hereof is “A3” by Moody’s and “BBB+” by S&P.

B-1

IN WITNESS WHEREOF, the undersigned has hereto set his name as of the date first set forth above.

AFFILIATED MANAGERS GROUP, INC.

By
Name:
Title:

B-2

EXHIBIT D TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is][is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]]

3.	Borrower:	Affiliated Managers Group, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Fourth Amended and Restated Term Credit Agreement, dated as of October 25, 2021, among Affiliated Managers Group, Inc., various financial institutions and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Amount of Loans Outstanding on Effective Date		Amount of Loans Assigned		Percentage Assigned of Loans[7]
		$	________________	$	_________	____________	%
		$	________________	$	_________	____________	%
		$	________________	$	_________	____________	%

[7.	Trade Date: __________________][8]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][1] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][2]

AFFILIATED MANAGERS GROUP, INC.

By:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

AFFILIATED MANAGERS GROUP, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c)(i) represents and warrants, as of the Effective Date, to, and (ii) covenants, from the Effective Date to the date such Person ceases being a Lender party to the Credit Agreement, for the benefit of, [the][each] Assignor, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that [the][such] Assignee is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more of the following in connection with the Loans: (x) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (y) a “plan” as defined in Section 4975 of the Code or (z) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT E TO

CREDIT AGREEMENT

FORM OF CONFIDENTIALITY AGREEMENT

[LETTERHEAD OF INFORMATION RECIPIENT]

__________ ____, _____

[Name and Address of

  Information Provider]

Dear Sirs:

In connection with our interest in entering into a transaction (“Transaction”) [to purchase [a participation interest in] [an assignment of] the rights of a Lender pursuant to Section 10.6]1 of the Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Affiliated Managers Group, Inc. (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent, the Company is furnishing us with certain information which is either non-public, confidential or proprietary in nature. All information furnished (irrespective of the form of communication) to us, our agents or our representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, “representatives”), by the Company or any of its representatives, and all analyses, compilations, data, studies or other documents prepared by us or our representatives containing, or based in whole or in part on, any such furnished information or reflecting our review or assessment of the Company are hereinafter collectively referred to as the “Information”. In consideration of our being furnished with the Information, we agree that:

1. The Information will be kept confidential, will not, without the prior written consent of the Company or except as required by law (including to bank regulators and examiners) and then only with prior written notice as soon as possible to the Company (provided that such written notice shall not be required for ordinary course disclosures pursuant to requests by bank regulators and examiners or to the extent prohibited by law or legal process), be disclosed by us or our representatives, in any manner whatsoever, in whole or in part, and will not be used by us or our representatives directly or indirectly for any purpose other than evaluating a Transaction. Moreover, we agree to transmit the Information only to those representatives who need to know the Information for the purpose of evaluating a Transaction, who are informed by us of the confidential nature of the Information and who are provided with a copy of this Confidentiality Agreement (this “Agreement”) and agree to be bound by the terms of this Agreement. We will be responsible for any breach of this Agreement by our representatives.

[1]	Update as necessary to describe the purpose of the Confidentiality Agreement consistent with Section 10.15(f) of the Credit Agreement.

2. Without the Company’s prior written consent, we and our representatives will not disclose to any other person the fact that the Information has been made available, that discussions or negotiations are taking place concerning a possible transaction involving us and the Company or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as required by law (including to bank regulators and examiners) and then only with prior written notice as soon as possible to the Company (provided that such written notice shall not be required for ordinary course disclosures pursuant to requests by bank regulators and examiners or to the extent prohibited by law or legal process). The term “person” as used in this letter shall be interpreted to include, without limitation, the media and any corporation, company, group, partnership or individual.

3. The Information and all copies thereof will be destroyed or returned immediately, without retaining any copies thereof, (a) if we do not within a reasonable time proceed with a Transaction or (b) at any earlier time that the Company so requests; provided that we may retain copies of Information as required by law (including bank regulations), pursuant to our customary document retention policies or in back-up tapes or similar electronic form, but in any event any such retained Information shall be maintained confidentially and with no less than a reasonable degree of care. Notwithstanding the return or destruction of the Information, we and our representatives will continue to be bound by our obligations hereunder.

4. This Agreement shall be inoperative as to such portions of the Information which (a) become publicly available other than as a result of a breach of this Agreement; or (b) become available to us on a nonconfidential basis from a source other than the Company (so long as such source is not known to us to be bound by confidentiality obligations to the Company or its subsidiaries).

5. We understand that the Company has endeavored to include in the Information those materials which are believed to be reliable and relevant for the purpose of our evaluation, but we acknowledge that the Company and its representatives make no representation or warranty as to the accuracy or completeness of the Information. We agree that the Company and its representatives shall have no liability to us or to any of our representatives as a result of the use of the Information by us and our representatives, it being understood that only those particular representations and warranties which may be made by the Company in a definitive agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, shall have any legal effect. We further agree that unless and until a definitive agreement regarding a Transaction has been executed, neither we nor the Company will be under any legal obligation of any kind whatsoever with respect to any Transaction by virtue of this Agreement except for the matters specifically agreed to herein. We acknowledge and agree that the Company reserves the right to exercise its consent rights under the Credit Agreement (such consent not to be unreasonably withheld or delayed).

6. In the event that we or anyone to whom we transmit the Information pursuant to this Agreement are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Information, we will (so long as not prohibited by law or legal process) provide the Company with prompt written notice so that the Company may seek (with our cooperation, if so requested by the Company) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, we will furnish only that portion of the Information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

7. We acknowledge that we are aware, and we will advise our representatives who receive Information, that the U.S. securities laws restrict any person who has material, non-public information concerning the Company from purchasing or selling securities of the Company (and options, warrants and rights relating thereto).

8. We agree that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any actual or threatened breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by us or our representatives but shall be in addition to all other remedies available at law or equity.

9. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Very truly yours,

[NAME OF INFORMATION RECIPIENT]

By:

EXHIBIT F TO

CREDIT AGREEMENT

TERMS AND CONDITIONS OF SUBORDINATED INDEBTEDNESS

Subordination Provisions

(a) General. This [_________], including all principal, interest, fees, costs, enforcement expense (including legal fees and disbursements), and any other reimbursement and indemnity obligations created or evidenced by this [__________], or any prior, concurrent or subsequent notes, instruments, or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of [the Payee] (“Subordinated Debt”) and any and all documents or instruments evidencing, guaranteeing or securing directly or indirectly any of the foregoing, whether now existing or hereafter created (“Subordinated Documents”), shall be and hereby are subordinated and the payment thereof is deferred until the full and final payment in cash of the Senior Debt, whether now or hereafter incurred or owed by [the Maker]. Notwithstanding the immediately preceding sentence, [the Maker] shall be permitted to pay, and [the Payee] shall be permitted to receive, any regularly scheduled payment of interest or principal on this [_______], so long as at the time of such payment, such payment is permitted and no default or event of default has occurred and is continuing, in each case under the terms and provisions of any Senior Debt or would occur after giving effect thereto.

(b) Enforcement. [The Payee] will not take or omit to take any action or assert any claim with respect to the Subordinated Debt or otherwise which is inconsistent with the provisions of this Section [___]. Without limiting the foregoing, [the Payee] will not assert, collect or enforce the Subordinated Debt or any part thereof or take any action to foreclose or realize upon the Subordinated Debt or any part thereof or enforce any of the Subordinated Documents except (i) in each such case as necessary, so long as no default or event of default has occurred and is then continuing under the terms and provisions of any Senior Debt or would occur after giving effect thereto, to collect any sums expressly permitted to be paid by [the Maker] pursuant to Section [__](a) above or (ii) to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitations. Until the Senior Debt has been finally paid in full in cash, [the Payee] shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of [the Maker] or any guarantor of or provider of collateral security for any Senior Debt. [The Payee] further waives any and all rights with respect to marshalling.

(c) Payments Held in Trust. [The Payee] will hold in trust and immediately pay over to the holders of Senior Debt, in the same form of payment received, with appropriate endorsements, for application to the Senior Debt, any cash (or cash equivalent) amount that [the Maker] pays to [the Payee] with respect to the Subordinated Debt, or as collateral for the Senior Debt any other assets of [the Maker] that [the Payee] may receive with respect to Subordinated Debt, in each case except with respect to payments expressly permitted pursuant to Section [__](a) above.

(d) Defense to Enforcement. If [the Payee], in contravention of the terms of this [______], shall commence, prosecute or participate in any suit, action or proceeding against [the Maker], then [the Maker] may interpose as a defense or plea the agreements in this [_____], and any holder of Senior Debt may intervene and interpose such defense or plea in its name or in the name of [the Maker]. If [the Payee], in contravention of the terms of this [________], shall attempt to collect any of the Subordinated Debt or enforce any of the Subordinated Documents, then any holder of Senior Debt or [the Maker] may, by virtue of this Agreement, restrain the enforcement thereof in the name of any holder of Senior Debt or in the name of [the Maker]. If [the Payee], in contravention of the terms of this Agreement, obtains any cash or other assets of [the Maker] as a result of any administrative, legal or equitable actions, or otherwise, [the Payee] agrees forthwith to pay, deliver and assign to the holders of Senior Debt, with appropriate endorsements, any such cash (or cash equivalent) for application to the Senior Debt and any such other assets as collateral for the Senior Debt.

(e) Bankruptcy, Etc.

(i) At any meeting of creditors of [the Maker] or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of [the Maker] or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of [the Maker] or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against [the Maker] for relief under the federal Bankruptcy COode or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the holders of Senior Debt are hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect any cash or other assets of [the Maker] distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Debt, and apply such cash to or hold such other assets or securities as collateral for the Senior Debt, and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities that the holders of Senior Debt elect to effect, until all of the Senior Debt shall have been paid in full in cash.

(ii) Notwithstanding the foregoing provisions of Section[___](e)(i) above, [the Payee] shall be entitled to receive and retain any securities of [the Maker] or any other corporation or other entity provided for by a plan of reorganization or readjustment provided that: (x) the payment of such securities is subordinate, at least to the extent provided in this [__________] with respect to Subordinated Debt, to the payment of all Senior Debt under any such plan of reorganization or readjustment, (y) the rights of the holders of the Senior Debt are not, without the consent of such holders, altered or impaired by such arrangement, reorganization or readjustment, and (z) all other terms of such arrangement, reorganization or readjustment are acceptable to the holders of Senior Debt.

(iii) [[The Payee] undertakes and agrees for the benefit of each holder of Senior Debt to execute, verify, deliver and file any proof of claim, consent, assignment or other instrument which any holder of Senior Debt may at any time require in order to prove and realize upon any right or claim pertaining to the Subordinated Debt and to effectuate the full benefit of the subordination contained herein; and upon failure of [the Payee] so to do prior to 30 days before the expiration any such holder of Senior Debt shall be deemed irrevocably appointed the agent and attorney-in-fact of [the Payee] to execute, verify, deliver and file any such proof of claim, consent, assignment or other instrument.]1

(iv) At any such meeting of creditors or in the event of any such case or proceeding, [the Payee] shall not vote with respect to any plan of partial or complete liquidation, reorganization, arrangement, composition or extension, or take any other action in any way so as to contest (i) the validity of any Senior Debt or any collateral therefor or guaranties thereof, (ii) the relative rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (iii) [the Payee]’s obligations and agreements set forth in this Agreement.

(f) Freedom of Dealing. [The Payee] agrees that [the Maker] may, from time to time and at any time, incur additional Senior Debt as it deems necessary, appropriate or desirable in its sole discretion. [The Payee] agrees, with respect to any and all Senior Debt and any and all collateral therefor or guaranties thereof, that [the Maker] and the holders of Senior Debt may agree to increase the amount of any Senior Debt or otherwise modify the terms of any Senior Debt, and the holders of Senior Debt may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with [the Maker] and all other persons, in each case without the consent of [the Payee] and without affecting the agreements of [the Payee] contained in this [_______]; provided, however, that nothing contained in this Section [___](f) shall constitute a waiver of the right of [the Maker] itself to agree to or consent to a settlement or compromise of a claim which any holder of Senior Debt may have against [the Maker].

(g) Sale of Subordinated Debt. [The Payee] will not, at any time while this Agreement is in effect, sell, transfer, pledge, assign, hypothecate or otherwise dispose of any Subordinated Debt to any person other than a person who agrees in a writing, satisfactory in form and substance to [the Maker] and the holders of a majority of the then outstanding principal amount of Senior Debt, to be bound by all of the obligations of [the Payee] hereunder. In the case of any such disposition by [the Payee], [the Payee] will use its best efforts to notify each holder of Senior Debt at least 10 days prior to the date of any of such intended disposition.

(h) Continuation of Subordination. To the extent that [the Maker] or any guarantor of or provider of collateral for the Senior Debt makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect (and continue to have the benefit of the subordination provisions hereof) as if such Voided Payment had never been made. To the extent that [the Payee] has received any payments with respect to

Subordinated Debt subsequent to the date of the initial receipt of such Voided Payment by a holder of Senior Debt and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, [the Payee] shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the recipient of the Voided Payment, and [the Payee] hereby agrees to pay to the recipient of the Voided Payment, upon demand, the full amount so received by [the Payee] during such period of time to the extent necessary fully to restore to the recipient of the Voided Payment the amount of such Voided Payment.

[1]	This clause (iii) shall only be required for Subordinated Payment Notes issued on or after the Closing Date.

(i) Continuing Agreement. The provisions of this Section [__] constitute a continuing agreement and shall be binding upon [the Maker] and [the Payee] and their successors and assigns, and inure to the benefit of and be enforceable by each holder of Senior Debt and their successors, transferees and assigns.

For purposes of these subordination provisions, Senior Debt would be defined as follows:

“Senior Debt” means (i) all indebtedness of [the Maker] for or relating to money borrowed from banks or other institutional lenders or evidenced by a note, bond, debenture or similar instrument and financing leases, including any extension or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to or on a parity with the [_________]s, (ii) all guaranties by [the Maker], which are not by their terms subordinate and junior to or on a parity with the [_______]s, of indebtedness of any subsidiary if such indebtedness would have been Senior Debt pursuant to the provisions of clause (i) of this sentence had it been indebtedness of [the Maker], (iii) all obligations of [the Maker] in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of [the Maker], and (iv) all obligations of [the Maker] in connection with an interest rate swap, cap or collar agreement or similar arrangement between [the Maker] and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies, in each case including all principal, interest (including, without limitation, any interest accruing subsequent to the commencement of bankruptcy, insolvency or similar proceedings with respect to [the Maker], whether or not such interest is allowable as a claim in any such proceeding), fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by any prior, concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating to any of the foregoing. Senior Debt shall expressly include any and all interest accruing and out-of-pocket costs or expenses incurred after the date of any filing by or against [the Maker] of any petition under the federal Bankruptcy Code or any other bankruptcy, insolvency, or reorganization act regardless of whether the claim of any holder of Senior Debt therefor is allowed or allowable in the case or proceeding relating thereto.

CONFIDENTIAL

EXHIBIT G TO

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ________, 20__

To:	Bank of America, N.A., as Administrative Agent,

and the Lenders under the Credit Agreement referred to below

Ladies and Gentlemen:

Please refer to the Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [___________________] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and further certifies, in his/her capacity in such office and not individually, that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The year-end audited financial statements required by Section 6.1(a) of the Credit Agreement for the fiscal year ended as of the Financial Statement Date specified above (the “Statement Date”), together with the report and opinion of an independent certified public accountant required by such section, are either attached hereto or have been filed with the Securities and Exchange Commission.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The quarter-end unaudited financial statements required by Section 6.1(b) of the Credit Agreement for the fiscal quarter ended as of the Financial Statement Date specified above (the “Statement Date”), are either attached hereto or have been filed with the Securities and Exchange Commission. Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the period covered by the filed or attached financial statements with a view to determining whether during such period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned no Default exists.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3. Attached hereto is a true and accurate calculation of each of the financial ratios and restrictions set forth in Section 7.1 of the Credit Agreement as of the Statement Date.

4. Attached hereto is a calculation of Total Indebtedness less the aggregate amount of cash and Cash Equivalents permitted to be deducted therefrom pursuant to the definition of “Leverage Ratio” in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______, 20__.

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

EXHIBIT H TO

CREDIT AGREEMENT

FORM OF BORROWING NOTICE

Date:________, 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Please refer to the Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

The Borrower hereby requests a borrowing of Loans:

1.	Comprised of [Eurodollar][ABR] Loans.

2.	In the amount of $___________.

3.	On [specify Borrowing Date].

4.	For Eurodollar Loans: with an Interest Period of _____ month(s).

H-1

The Borrower hereby represents and warrants that the conditions specified in Sections 5.2(a) and (b) of the Credit Agreement shall be satisfied on and as of the Borrowing Date.

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

H-2

EXHIBIT I TO

CREDIT AGREEMENT

FORM OF CONVERSION/CONTINUATION NOTICE

Date:________, 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Please refer to the Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

[FOR CONVERSIONS]

The Borrower hereby requests a conversion of Loans comprised of [Eurodollar][ABR] Loans:

1.	On [specify conversion date].

2.	Such Loans are to be converted into [ABR][Eurodollar] Loans.

3.	The aggregate amount of Loans to be converted is $________.

[4.	The Interest Period for such Eurodollar Loans shall be _____ month(s)][1]

[FOR CONTINUATIONS]

The Borrower hereby requests a continuation of Loans comprised of Eurodollar Loans:

1.	On [specify continuation date].

2.	The Interest Period for such continued Eurodollar Loans shall be _____ month(s).

The Borrower hereby certifies that no Event of Default exists.2

[1]	For conversion into Eurodollar Loans only.
[2]	This certification is applicable to conversions to Eurodollar Loans and continuations of Eurodollar Loans.

I-1

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

I-2

EXHIBIT J TO

CREDIT AGREEMENT

FORM OF JOINDER AGREEMENT

[Date]

Bank of America, N.A., as Administrative Agent

under the Credit Agreement referred to below

Attention: ______________

Ladies/Gentlemen:

Please refer to the Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, various financial institutions and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

In connection with the increase in the Facility from $__________ to $__________ pursuant to Section 2.3 of the Credit Agreement, the undersigned confirms that it has agreed to become a Lender under the Credit Agreement with an Incremental Commitment of $__________ effective on __________ __, 20__ (the “Increase Effective Date”).

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Borrower pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Joinder Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this Joinder Agreement or the performance of its obligations as a Lender under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent or the Borrower may reasonably request in connection with the transactions contemplated by this Joinder Agreement.

The following administrative details apply to the undersigned:

(A)	Notice Address:

Legal name:

Address:

Attention:

Telephone: (___)

Facsimile: (___)

(B)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned (a) will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement and (b) will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

This Joinder Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Joinder Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Joinder Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder Agreement. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[NAME OF NEW LENDER]

By:
Name:
Title:

Acknowledged and consented to as of
______________, 20__

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Acknowledged and consented to as of
______________, 20__

AFFILIATED MANAGERS GROUP, INC., as Borrower

By:
Name:
Title:

EXHIBIT K-1 TO

CREDIT AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.11(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a United States trade or business and (vi) if it is a “disregarded entity” for U.S. tax purposes, as such term is used in U.S. Treasury Regulation section 301.7701-2(a), then it is providing this form on behalf of its beneficial owner as determined for U.S. federal income tax purposes.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of the page intentionally blank]

This U.S. Tax Compliance Certificate is executed as of the date set forth below.

[NAME OF LENDER]

By: _______________________
Name: ________________________
Title: ________________________

DATE: ________ ___, 20___

EXHIBIT K-2 TO

CREDIT AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.11(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a United States trade or business and (vi) if it is a “disregarded entity” for U.S. tax purposes, as such term is used in U.S. Treasury Regulation section 301.7701-2(a), then it is providing this form on behalf of its beneficial owner as determined for U.S. federal income tax purposes.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of the page intentionally blank]

This U.S. Tax Compliance Certificate is executed as of the date set forth below.

[NAME OF PARTICIPANT]

By: _______________________
Name: ________________________
Title: ________________________

DATE: ________ ___, 20___

EXHIBIT K-3 TO

CREDIT AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.11(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners’/members’ (or owner’s for U.S. federal income tax purposes, as applicable) conduct of a United States trade or business and(vii) if it is a “disregarded entity” for U.S. tax purposes, as such term is used in U.S. Treasury Regulation section 301.7701-2(a), then it is providing this form on behalf of its beneficial owner as determined for U.S. federal income tax purposes.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of the page intentionally blank]

This U.S. Tax Compliance Certificate is executed as of the date set forth below.

[NAME OF PARTICIPANT]

By: _______________________
Name: ________________________
Title: ________________________

DATE: ________ ___, 20___

EXHIBIT K-4 TO

CREDIT AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Term Credit Agreement dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.11(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a United States trade or business and (vii) if it is a “disregarded entity” for U.S. tax purposes, as such term is used in U.S. Treasury Regulation section 301.7701-2(a), then it is providing this form on behalf of its beneficial owner as determined for U.S. federal income tax purposes.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of the page intentionally blank]

This U.S. Tax Compliance Certificate is executed as of the date set forth below.

[NAME OF LENDER]

By: _______________________
Name: ________________________
Title: ________________________

DATE: ________ ___, 20___